Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

3146598 NOVA SCOTIA COMPANY,

BWAY CORPORATION,

6045995 CANADA INC.,

4095138 CANADA INC.,

INDUSTRIAL CONTAINERS LTD.

AND

ARSHINOFF & CO. LTD.

Dated as of June 16, 2006

		Page
	ARTICLE I

	DEFINITIONS

	ARTICLE II

	PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES

2.1.	Transfer of Assets.	12
2.2.	Excluded Assets	13
2.3.	Assumption of Obligations	15
2.4.	Limitation on Assumption	15

	ARTICLE III

	PURCHASE PRICE; CLOSING

3.1.	Purchase Price; Payment	16
3.2.	Allocation of Purchase Price	17
3.3.	Accounts Receivable Tax Election	17
3.4.	Estimate Certificate	17
3.5.	Closing	17

	ARTICLE IV

	PURCHASE PRICE ADJUSTMENTS

4.1.	Delivery and Review of Closing	18
4.2.	The Accountants	19
4.3.	The Adjustment Report	19
4.4.	Adjustment and Payment	20
4.5.	Allocation Payment	20
4.6.	Indemnification Rights	20

	ARTICLE V

	REPRESENTATIONS AND WARRANTIES OF THE COMPANIES

5.1.	Organization, Good Standing and Authority	21
5.2.	Due Authorization, Execution and Delivery	21
5.3.	Financial Statements; Books and Records	21
5.4.	Liabilities	22
5.5.	Absence of Certain Changes	22

i

(Continued)

(Continued)

(Continued)

Exhibit A – Form of Escrow Agreement

Exhibit B – Form of New Real Property Lease

Exhibit C – Form of Transition Services Agreement

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (the “Agreement”), dated as of June 16, 2006, by and among 3146598 Nova Scotia Company, a Nova Scotia unlimited liability company (“BWAY” or, subject to Section 13.8, the “Buyer”), BWAY Corporation, a Delaware corporation (“BWAY Parent”), 6045995 Canada Inc., a Canadian corporation, 4095138 Canada Inc., a Canadian corporation (together with 6045995 Canada Inc., the “Shareholders”), Industrial Containers Ltd., a Canadian corporation (“ICL”), and Arshinoff & Co. Ltd., a Quebec company (“ACL” and, together with ICL, the “Companies”).

W I T N E S S E T H :

WHEREAS, ICL owns and desires to sell the Assets and the Business (as such terms and other capitalized terms used herein without definition are defined in Article I hereof) and the Buyer desires to purchase, as a going concern, the Assets and the Business, on the terms and subject to the conditions herein provided; and

WHEREAS, ACL and ICL own certain assets used in the Retained Business, which may be the subject of a transaction among such parties and BWAY following the Closing as contemplated in Section 10.11 hereof.

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties made herein and of the mutual benefits to be derived from this Agreement, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the following words and phrases have the following meanings:

“Accountants” is defined in Section 4.2.

“Accounting Principles” means the Canadian GAAP principles, procedures and elections used in the preparation of the 2005 Balance Sheet, consistently applied.

“Adjustment Report” is defined in Section 4.3.

“Affiliate” of a Person means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person, including but not limited to a Subsidiary of the first Person, a Person of which the first Person is a Subsidiary, or another Subsidiary of a Person of which the first Person is also a Subsidiary. “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

“Affiliate Transaction” is defined in Section 5.20.

“Agreement” is defined in the Preamble.

“Allocation Payment” is defined in Section 4.5.

“Ancillary Agreements” means, collectively, the Escrow Agreement, the New Employment Agreement, the New Real Property Leases, the Transition Services Agreement, the Transaction Agreement, the Guarantees and any other instrument, agreement or other document to be executed and delivered by any of the Shareholders or either of the Companies, as contemplated by this Agreement or any other Ancillary Agreement.

“Applicable Law” means all applicable provisions of all (i) constitutions, treaties, statutes, laws (including, but not limited to, the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority, and (ii) orders, decisions, injunctions, judgments, awards and decrees or consents of or agreements with any Governmental Authority.

“Applicable Laws and Regulations” is defined in Section 5.14(a).

“Assets” is defined in Section 2.1.

“Assigned Records” means all of ICL’s files, books and records regarding the Assets and the Business, including, but not limited to, accounting and legal records, customer lists, product sales, product blueprints, schematics, specifications, prototypes engineering records, advertising materials, and records of warranties running to ICL by manufacturers, suppliers or installers of any Inventory or Equipment.

“Assumed Liabilities” is defined in Section 2.3.

“Audited Statements” is defined in Section 5.3(a).

“Business” means the business activities of ICL (generally described as the manufacture and sale in Canada and the United States of plastic pails and steel pails) as conducted as of the date hereof and at any time between the date hereof and the Closing Date, but excluding the Retained Business.

“Buyer” is defined in the Preamble to this Agreement.

“Buyer Indemnitees” is defined in Section 11.1.

“Canadian GAAP” means Canadian generally accepted accounting principles, consistently applied.

“CDN$” means Canadian dollar, the lawful currency of Canada.

“Claim” is defined in Section 11.4.

“Closing” is defined in Section 3.5.

“Closing Date” is defined in Section 3.5.

“Closing Working Capital” is defined in Section 4.1.

“Closing Working Capital Statement” is defined in Section 4.1.

“Commitment Papers” is defined in Section 6.8.

“Companies” is defined in the Preamble to this Agreement.

“Company Accountants” means RSM Richter LLP.

“Company Indemnitees” is defined in Section 11.2.

“Company Intellectual Property” is defined in Section 5.11(b).

“Competition Act” means the Competition Act (Canada) and the regulations promulgated thereunder, as amended from time to time.

“Confidentiality Agreement” means that certain confidentiality agreement by and among BWAY Parent and the other parties thereto, dated as of February 2, 2005 and as extended.

“Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, order, registration, declaration, filing, report or notice of, with or to any Person.

“Contract” means any written or oral contract or any other legally binding agreement, commitment or undertaking.

“Current Assets” means the sum of ICL’s trade accounts receivable (net of an allowance for doubtful accounts), inventories (net of reserve), prepaid expenses, and other current receivables, all that arise from the Business, provided that Current Assets shall exclude Tax assets and other Excluded Assets. For the avoidance of doubt, Excluded Assets include any amounts owed to ICL by any shareholder, officer or director of either of the Companies or any of the Shareholders, any family member or Affiliate of any of the foregoing or any other Affiliate of the Companies or the Shareholders, including, without limitation, ACL.

“Current Liabilities” means the sum of ICL’s trade accounts payable, and accrued expenses, all that arise from the Business, provided that Current Liabilities shall exclude Tax liabilities (other than sales and value-added Tax liabilities) and other Excluded Liabilities. For the avoidance of doubt, Excluded Liabilities include any amounts owed by ICL to any shareholder, officer or director of either of the Companies or any of the Shareholders, any family member or Affiliate of any of the foregoing or any other Affiliate of the Companies or the Shareholders, including, without limitation, ACL.

“Dispute Notice” is defined in Section 4.1.

“Employee Plans” means all oral or written plans, arrangements, agreements, programs, policies, practices or undertakings with respect to some or all of the current or former directors, officers, employees, independent contractors or agents of ICL or their dependents, other than Montreal Employees, or to which ICL contributes or is required to contribute which provide for or relate to:

(i) bonus, commission, profit sharing or deferred profit sharing, performance compensation, deferred or incentive compensation, share compensation, share purchase or share option purchase, share appreciation rights, phantom stock, employee loans, or any other compensation in addition to wages (collectively, “Incentive Plans”);

(ii) retirement or retirement savings, including, without limitation, registered or unregistered pension plans, pensions, supplemental pensions, registered retirement savings plans and retirement compensation arrangements (collectively, “Pension Plans”); or

(iii) insured or self-insured benefits for or relating to income continuation or other benefits during absence from work including short term disability and long term disability, hospitalization, health, welfare, legal costs or expenses, eye care, mortgage assistance, employee discounts, employee loans, employee assistance, counseling, medical or dental treatments or expenses, vehicle allowance or privileges to use company-owned vehicles, vacation or vacation pay, sick pay, life insurance, accident, death or survivor’s benefits, supplementary employment insurance, day care, tuition or professional commitments or expenses or similar employment benefits (collectively, “Benefit Plans”).

“Employees” is defined in Section 5.13.

“Environmental Law” means any federal, provincial, or local law, treaty, statute, rule, regulation, order, ordinance, decree, injunction, judgment, governmental restriction, Environmental Permit or any other requirement of law (including common law) regulating or relating to the protection of human health and safety, natural resources or the environment, including, without limitation, laws relating to pollution, contamination or the use, generation, management, handling, transport, treatment, disposal or storage of Hazardous Substances.

“Environmental Liabilities” means all obligations, liabilities, costs or commitments relating to or in respect of environmental, health or safety matters, including, without limitation, in connection with (i) compliance or noncompliance prior to or as of the Closing with Environmental Laws; (ii) the alleged or actual presence or Release of, or exposure to, Hazardous Substances prior to or as of the Closing; (iii) the offsite transportation, storage, disposal or arrangement for disposal of Hazardous Substances prior to or as of the Closing; and (iv) any other obligations, liabilities, costs or commitments in respect of conditions or occurrences prior to or as of the Closing relating to Environmental Laws, including, in each case, all corrective action, investigatory, cleanup and other remediation costs, administrative oversight costs, enforcement actions, natural resources damages, property damages, personal injury damages, indemnity, contribution and similar obligations and all capital expenditures, costs and expenses, interest, fines, penalties and other monetary sanctions in connection with the foregoing. Environmental Liabilities (a) shall not include the Specified Corrective Action but (b) shall include any other corrective action in respect of a condition in existence as of the Closing required in order to comply with applicable Environmental Laws.

“Environmental Permit” means any permit, license, authorization, registration, consent or other approval required pursuant to applicable Environmental Laws.

“Equipment” means all equipment, furniture and fixed assets of ICL used or held for use in the Business.

“Escrow Account” means the account in which the Escrow Amount is held.

“Escrow Agent” means Computershare Trust Company of Canada.

“Escrow Agreement” is defined in Section 3.5(a)(ii).

“Escrow Amount” means CDN$5,557,500.

“Estimate Certificate” is defined in Section 3.4.

“Estimated Purchase Price” is defined in Section 3.4.

“Excluded Assets” is defined in Section 2.2.

“Excluded Claims” is defined in Section 2.2(e).

“Excluded Liabilities” is defined in Section 2.4.

“Excluded Real Property” means all of the real property owned by ACL and 80241 Canada Ltd., a Canadian corporation, including, without limitation, collectively, the following parcels of real property currently owned by ACL and 80241 Canada Ltd. and the buildings erected thereon which bear the following civic addresses: (i) 2069-2079 Pigeon Street, Montreal, Quebec, (ii) 2128 Pigeon Street and associated parking lot, Montreal, Quebec, (iii) 100 North Queen Street, Etobicoke, Ontario, (iv) 27 Hansen Road, Brampton, Ontario, (v) 120 Walker Drive, Brampton, Ontario and (vi) 35 Calder Place, St. Albert, Alberta.

“Existing Loan Agreements” means (a) the letter agreement dated December 20, 1999 between The Toronto-Dominion Bank and ICL, (b) the term sheet dated May 21, 1991 between The Toronto-Dominion Bank and ICL and (c) any other agreements (including any ancillary security agreements) pursuant to which ICL is or has been indebted for borrowed money or has or has had the right to incur indebtedness for borrowed money (other than the Inter-Company Loan Agreements).

“Financial Statements” is defined in Section 5.3(b).

“Governmental Approvals” is defined in Section 5.9(a).

“Governmental Authority” means any government, any governmental, administrative or regulatory entity (including any stock exchange), authority, commission, board, agency, instrumentality, bureau or political subdivision and any court, tribunal or judicial or arbitral body (whether U.S., Canadian or any other domestic or foreign national, federal, provincial, state or local entity or, in the case of an arbitral body, whether governmental, public or private).

“Guarantees” means the three guarantees being issued on the date hereof in favor of Buyer and BWAY Parent by each of Mr. Morton Arshinoff, Mr. Fred Arshinoff and Mr. Stephen Arshinoff.

“Hazardous Substances” means any solid, liquid, gas, sound, vibration, radiation or combination thereof that is regulated or defined pursuant to Environmental Law, including: (i) is or contains asbestos, urea formaldehyde insulation, polychlorinated biphenyls, petroleum, petroleum products or petroleum derived substances or wastes, radon gas, microbial or microbiological contamination or related materials, (ii) requires investigation or remedial action pursuant to any Environmental Law, or is defined, listed or identified as a “hazardous waste,” “hazardous substance,” “toxic substance” or words of similar import thereunder, or (iii) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is regulated under any Environmental Law.

“Income Tax” means any federal, state, provincial, local, foreign or other income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, premium, profits or windfall profits Tax or other similar Tax, estimated Tax, duty or other governmental charge or assessment or deficiencies thereof (together with all interest and penalties thereon and additions thereto).

“Indemnified Party” is defined in Section 11.4.

“Indemnifying Party” is defined in Section 11.4.

“Intellectual Property” means all intellectual property and intellectual property rights including trademarks, service marks, trade names, distinguishing guises and trade dress including all goodwill associated with the foregoing, inventions, trade secrets, processes, patents, industrial designs, compositions, designs, know-how, ideas, confidential business and technical information, domain names, copyrights, software, internet web sites including content, and similar rights, and registrations and applications to register or renew the registration of any of the foregoing.

“Inter-Company Loan Agreements” means (a) the demand promissory note dated July 10, 2003 issued by ICL in favor of 6045995 Canada Inc. in the aggregate principal amount of CDN$18,650,000, (b) the demand promissory note dated July 10, 2003 issued by ICL in favor of 2736136 Canada Ltd. in the aggregate principal amount of CDN$3,000,000, and (c) the demand promissory note dated July 10, 2003 issued by ICL in favor of 106557 Canada Ltd. in the aggregate principal amount of CDN$3,000,000, and any other agreements, oral or written in respect of loans from any Affiliate to ICL.

“Interim Statements” is defined in Section 7.3.

“Inventory” means all inventory of ICL, whether in the possession of ICL or others, including, without limitation, raw materials, component parts, work-in-progress, finished goods and packaging materials used or held for use in the conduct of the Business.

“Knowledge of the Companies” means the actual knowledge without any further inquiry of any of Morton Arshinoff, Fred Arshinoff, Stephen Arshinoff, Richard Haslam or William Norcott.

“Labor Representatives” is defined in Section 5.13(c).

“Leases” is defined in Section 5.9(a).

“Lien” means, with respect to any property or asset, any hypothecation, mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim in respect of such property or asset.

“Litigation” means any action, cause of action, claim, demand, suit, proceeding, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending by or before any court, tribunal, arbitrator or other Governmental Authority.

“Losses” is defined in Section 11.1.

“Material Adverse Effect” means any event, occurrence, condition, development or effect that has had or would reasonably be expected to have a material adverse effect on (i) the Business, results of operations or financial condition of ICL, taken as a whole, in a manner not attributable to the industry in which ICL operates or the Canadian economy in general (unless such event, occurrence, condition, development or effect has a disproportionate adverse effect on the Business), or (ii) the ability of either Shareholder or either Company to perform its respective obligations under this Agreement or any of the Ancillary Agreements to which such Person is a party.

“Montreal Employees” means all persons employed by the Companies at either 2069-2079 Pigeon Street, Montreal, Quebec or 2128 Pigeon Street, Montreal, Quebec.

“Montreal Put Assets” means all (i) equipment, (ii) inventory (whether in the possession of either of the Companies or others), including, without limitation, raw materials, component parts, work-in-progress, finished goods and packaging materials and (iii) all accounting and legal records, customer lists, product sales, product blueprints, schematics, specifications, prototypes engineering records, advertising materials, and records of warranties running to either Company by manufacturers, suppliers or installers of any such equipment or inventory, but in the case of clauses (i), (ii) and (iii) above, only to the extent used or held for use solely in the conduct of the Retained Business.

“Montreal Steel Pail Assets” means all Equipment (other than office furniture and rolling stock) and Inventory held at 2069-2079 Pigeon Street and 2128 Pigeon Street, Montreal, Quebec.

“New Employment Agreement” means the employment agreement being entered into on the date hereof by the Buyer and Mr. Stephen Arshinoff.

“New Real Property Leases” is defined in Section 8.9.

“Ontario Facilities” means the facilities located at 100 North Queen Street, Toronto, Ontario; 27 Hansen Road, South Brampton, Ontario; and 120 Walker Drive, Brampton, Ontario.

“Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, regulations, operating agreement, certificates of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of such Person, including any amendments thereto.

“Outside Date” is defined in Section 12.1(b).

“Owned Intellectual Property” is defined in Section 5.11(a).

“Permitted Encumbrances” means, with respect to any real property, (i) easements, rights-of-way, servitudes and other similar interests in land which do not materially impair the use of the real property and improvements thereon; (ii) reservations, limitations, provisos and conditions, if any, expressed in any original grant from the Crown; (iii) liens for Taxes against real property which are not delinquent or remain payable without penalty and for which appropriate reserves have been taken in accordance with Canadian GAAP; (iv) any municipal by-laws or regulations affecting the property or its use and any other municipal land use instruments including, without limitation, official plans and zoning and building by-laws, decisions of committee of adjustment or any other competent authority permitting variances therefrom, and all applicable building codes; and (v) any agreements with any governmental authority or utility that do not, in the aggregate, materially impair the use of the real property and improvements thereon, to the extent that the same have been complied with.

“Permitted Liens” means, with respect to any asset other than real property, (i) Liens disclosed on the 2005 Balance Sheet; (ii) Liens for Taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the 2005 Balance Sheet); or (iii) Liens which do not materially detract from the value or materially interfere with any present or intended use of such property or asset.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Product” means any product manufactured, marketed or sold by ICL at any time prior to the Closing, other than any products that are part of the Retained Business.

“Purchase Price” is defined in Section 3.1.

“Quebec Sales Tax Act” means an act respecting the Québec Sales Tax, R.S.Q., C.T-O.1, as amended.

“Real Property” is defined is Section 5.7(d).

“Release” means any releasing, disposing, discharging, depositing, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including without limitation, the moving of any materials through, into or upon, any land, soil, surface water, groundwater or air, or otherwise entering into the indoor or outdoor environment.

“Restricted Asset” is defined in Section 2.1(b).

“Retained Business” means the manufacture and sale of steel drums and the reconditioning of containers and pallets conducted by the Companies at 2069-2079 Pigeon Street and 2128 Pigeon Street, Montreal, Quebec, as conducted as of the date hereof and at any time between the date hereof and the first anniversary following the Closing Date.

“Sellers’ Representative” is defined in Section 13.2.

“Shareholders” is defined in the Preamble to this Agreement.

“Source Deductions” means an amount in respect of Taxes (including withholding Taxes) that if not paid (in respect of either of the Companies’ portion) or withheld and remitted (in respect of any other Person’s portion), in accordance with applicable law could give rise to a liability of either of the Companies under subsection 224(1.2) of the Income Tax Act (Canada), the corresponding provisions of the Excise Tax Act (Canada), Canada Pension Plan Act (Canada) or the Employment Insurance Act (Canada), any corresponding laws in respect of Taxes of a Canadian province or Part XIII of the Income Tax Act (Canada).

“Specified Corrective Action” means the following actions that may be necessary to bring the Ontario Facilities into compliance with applicable air (including odor and noise) emissions regulations and related Environmental Laws: (i) applying for and obtaining required Environmental Permits (including preparing any necessary studies or modeling reports in connection with such permits) and (ii) purchasing, installing and operating pollution control equipment. Specified Corrective Action shall include any fines, orders, penalties or enforcement actions in respect of any condition in existence as of the Closing which violates applicable air (including odor and noise) emissions regulations and related Environmental Laws, but only to the extent that such fines, orders, penalties or enforcement actions apply to post-Closing activities (and any such fines, orders, penalties or enforcement actions that apply in respect of pre-Closing activities shall be part of Environmental Liabilities).

“Specified Transaction” means that transaction identified in the letter delivered by BWAY Parent to the Companies on the date hereof.

“Subsidiary” means, with respect to any Person (i) each corporation, partnership, joint venture or other legal entity of which such Person (A) owns, either directly or indirectly, fifty percent or more of the stock or other equity interests the holders of which are entitled to vote for the election of the board of directors or similar governing body of such corporation, partnership, joint venture or other legal entity or (B) possesses the voting right described in clause (A) pursuant to Contract, (ii) each partnership in which such Person or a Subsidiary of such Person is a general or managing partner and (iii) each limited liability company in which such Person or a Subsidiary of such Person is a managing member or otherwise controls (by Contract, through ownership of membership interests or otherwise).

“Tangible Assets” is defined in Section 2.1(a).

“Target Working Capital” means CDN$12,400,000.

“Tax” means any federal, state, provincial, local, foreign or other income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, sales, use, goods and services, value added, transfer, registration, stamp, premium, excise, customs duties, import, severance, real property, personal property, ad valorem, occupancy, license, occupation, business and occupation, employment, payroll, disability, unemployment, employment insurance premiums, workers’ compensation, workers’ compensation premiums, Canada or Quebec Pension Plan Contributions, health care, withholding, remittances, deductions, estimated or other similar tax, levy, assessment, reassessment, dues, duty, note, fee, or other governmental charge or assessment or deficiencies thereof (together with all interest and penalties thereon and additions thereto).

“Tax Allocation Schedule” is defined in Section 3.2.

“Taxing Authority” means any federal, state, provincial, local, foreign or other Governmental Authority responsible for any Tax.

“Tax Return” means any return, report, declaration, form, claim for refund or information, return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Agreement” means the agreement among the Buyer, BWAY Parent, Mr. Morton Arshinoff, Mr. Fred Arshinoff and Mr. Stephen Arshinoff dated the date hereof, as such agreement may hereafter be amended or otherwise revised from time to time.

“Transaction Notice” is defined in Section 10.11.

“Transferred Prepaid Expenses” is defined in Section 2.1(a).

“Transition Services Agreement” is defined in Section 8.10.

“Working Capital” means, as of any specified time, the amount by which Current Assets exceed Current Liabilities or, if the amount of Current Liabilities exceeds Current Assets as of such time, the amount of such excess, expressed as a negative number.

“2005 Balance Sheet” means the balance sheet as of December 31, 2005 that is part of the Audited Statements including the notes thereto.

ARTICLE II

PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES

2.1. Transfer of Assets.

(a) On the Closing Date, ICL shall sell, assign, transfer and convey (or cause to be sold, assigned, transferred or conveyed) to the Buyer (or to one or more permitted assignees of the Buyer), and the Buyer shall purchase from ICL, as a going concern, the Assets and the Business. As used herein, “Assets” means all rights, titles and interests in, to and under all of the assets, personal and mixed, tangible and intangible, owned or held by ICL that arise from the Business or are used or held for use in the conduct of the Business, but excluding the Excluded Assets. The term “Assets” shall include, but not be limited to, all right, title and interest in the following assets that arise from the Business or are used or held for use in the conduct of the Business, as each shall exist on the Closing Date:

(i) all accounts and notes receivables of ICL, including the sales and the value-added Taxes reflected therein;

(ii) all prepaid expenses and deposits paid by ICL to third parties (including, without limitation, deposits with customs authorities, deposits with suppliers and prepaid royalties and advances) that will inure to the benefit of the Buyer in connection with its conduct of the Business after the Closing (the “Transferred Prepaid Expenses”);

(iii) all Governmental Approvals;

(iv) all Assigned Records, except to the extent they constitute Montreal Put Assets;

(v) all Inventory, Equipment, computer hardware and software, vehicles, improvements and fixtures (including any of the foregoing located on any Excluded Real Property) and other tangible personal property of every kind and description, owned, leased or held by ICL (collectively, the “Tangible

Assets”); provided that the foregoing (i) shall not include Montreal Put Assets, (ii) shall not include improvements and fixtures that are considered part of the Excluded Real Property under applicable Law, but this exclusion shall in no event apply to Equipment and (iii) shall not include office furniture or rolling stock held at 2069-2079 Pigeon Street and 2128 Pigeon Street, Montreal, Quebec.;

(vi) all Material Contracts and all other Contracts, except to the extent they constitute Excluded Assets;

(vii) all Company Intellectual Property, including all goodwill associated therewith, including, but not limited to, the right to sue for and seek remedies against past, present and future infringements thereof;

(viii) all rights and claims of ICL (or its Affiliates) of whatever nature, contingent or otherwise, against third parties, but excluding any Excluded Claims;

(ix) all telephone numbers (other than those in respect of 2069-2079 Pigeon Street or 2128 Pigeon Street, Montreal, Quebec); and

(x) all goodwill and all other rights, properties and assets of any character whatsoever which are owned by ICL or any Affiliate thereof in connection with the Business and which are not otherwise described in nor expressly excluded by the terms of this Agreement.

(b) The Assets shall be transferred to the Buyer free and clear of all Liens. To the extent the sale, assignment, transfer or conveyance of any Material Contract or other Contract, document or instrument intended to be sold, assigned, transferred or conveyed to the Buyer hereunder requires the consent of any Person other than ICL or one of its Affiliates (any such Material Contract, Contract, document or instrument, a “Restricted Asset”), this Agreement will not constitute an agreement to sell, assign, transfer or convey such Restricted Asset if such action would constitute a breach of the terms of such Restricted Asset. Subject to the expense provisions of Section 10.2, the Buyer shall take all reasonable actions to assist the Companies and the Shareholders in obtaining any such consents. If the Closing occurs without obtaining any such consent regarding a Restricted Asset, the Companies and the Shareholders will, in accordance with the expense provisions of Section 10.2, take all reasonable action requested by the Buyer to obtain such consent after the Closing or to otherwise transfer to the Buyer the benefit of such Restricted Asset.

2.2. Excluded Assets. The Assets shall not include, and the Buyer shall not purchase from ICL, any of the following, as they exist on the Closing Date (collectively, the “Excluded Assets”):

(a) cash and cash equivalents held by or on behalf of ICL;

(b) any prepaid expenses relating to an Excluded Asset;

(c) the Existing Loan Agreements and the Inter-Company Loan Agreements;

(d) any rights in and to claims and litigation to the extent they arise from other Excluded Assets;

(e) any rights and claims of the Companies (or their Affiliates) of whatever nature, contingent or otherwise, against third parties that relate solely to an Excluded Asset (collectively, the “Excluded Claims”), provided that an Excluded Claim that relates in any way to the Business prior to Closing shall not be asserted against a third party without first consulting with the Buyer;

(f) the articles of incorporation, limited liability company operating agreements, corporate seals, minute books, stock books and other corporate records relating to the corporate (or limited liability company) organization and capitalization of ICL, provided that ICL shall permit the Buyer to inspect, copy or review such records for a period of seven years after the Closing Date;

(g) all claims, rights, and interests in and to any refunds for Taxes paid by the Companies whether for periods ending prior to, on or after the Closing Date;

(h) all contracts of insurance and all rights thereunder;

(i) all Employee Plans, together with all assets, trusts and other funding arrangements with respect thereto;

(j) the Excluded Real Property (it being understood that certain parcels of such real property shall be subject to the New Real Property Leases to be entered into as of the Closing);

(k) office furniture or rolling stock held at 2069-2079 Pigeon Street and 2128 Pigeon Street, Montreal, Quebec.

(l) the Montreal Put Assets;

(m) the AS-400 Adv. System 36 Mainframe Computer (S/N 10AFF6A) that is not currently used in the conduct of the Business or the Retained Business;

(n) any rights to Montreal Canadians hockey tickets and to Toronto Raptors tickets; and

(o) the automobiles presently used by Fred Arshinoff and Morton Arshinoff that are listed on Schedule 2.2.

2.3. Assumption of Obligations. Subject to the provisions of Section 2.4, the Buyer shall assume as of the Closing and undertake to pay, satisfy or discharge all liabilities or obligations:

(a) arising from the Current Liabilities, to the extent included in the calculation of Closing Working Capital; and

(b) arising in the ordinary course out of or relating to the operation or conduct of the Business or the ownership of the Assets prior to the Closing that are not required to be reflected as Current Liabilities on the Financial Statements in accordance with Accounting Principles (the foregoing, collectively, the “Assumed Liabilities”).

Nothing contained in this Agreement shall require the Buyer to pay, perform or discharge any Assumed Liability so long as the Buyer shall in good faith contest or cause to be contested the amount or validity thereof and shall have indemnified and have held harmless the Companies and the Shareholders with respect thereto.

2.4. Limitation on Assumption. The Buyer expressly does not, and shall not, assume or be deemed to assume, under this Agreement or otherwise by reason of the transactions contemplated hereby, any liabilities, obligations or commitments of any Company or Shareholder of any nature whatsoever, whether known or unknown, contingent or otherwise (collectively, the “Excluded Liabilities”) that are not expressly set forth in Section 2.3. Without limiting the generality of the foregoing, the Buyer shall not assume or be liable for, and the Assumed Liabilities shall in no event include, any liability, obligation or responsibility of any Company or Shareholder arising out of or relating to:

(a) any liabilities or obligations that (i) relate to any Excluded Asset (including, without limitation, the Existing Loan Agreements and the Inter-Company Loan Agreements) or (ii) relate to the Retained Business or any business activity other than the conduct of the Business;

(b) any legal, financial advisory, accounting, transactional, brokerage or other expense relating to this Agreement or the transactions contemplated hereunder;

(c) any liabilities or obligations arising in respect of any Employee Plan or other contract or arrangement in respect of employment or termination of employment, collective bargaining or other labor agreement or employee or retiree compensation or benefit plan, program, arrangement, trust or other funding vehicle entered into, established or maintained for the benefit of any person employed by either of the Companies at any time prior to the Closing, whether or not any such liability, obligation or responsibility relates to any claim, event or occurrence existing or arising before, on or after the Closing Date;

(d) any obligations arising in respect of any present or former employee of the Companies, except as expressly set forth in Section 7.4;

(e) any liabilities or obligations in respect of the Montreal Employees;

(f) to the extent not included as a Current Liability in the calculation of Closing Working Capital, any liabilities or obligations in respect of any litigation, proceeding, or claim by any person or entity (including any Governmental Authority) relating to the Business as conducted prior to the Closing, whether or not such litigation, proceeding, or claim is pending, threatened, or asserted before, on, or after the Closing Date, but only to the extent that the aggregate of amounts in controversy of any such matter exceeds CDN$1,000,000;

(g) any Environmental Liabilities; or

(h) any liability or obligation for Taxes (whenever such Taxes become due or payable) other than any Taxes imposed on or relating to the ownership or operation of the Business or Assets by the Buyer after the Closing Date, which non-assumed liabilities or obligations for Taxes shall include, for the avoidance of doubt, any liability or obligation for Taxes attributable to any period ending on or before the Closing Date, any liability or obligation for Taxes imposed on or relating to the Shareholders, the Companies or their Affiliates for any taxable period, any liability or obligation for Taxes for which any of the Shareholders, the Companies or their Affiliates could otherwise be held liable, and any liability or obligation for Taxes arising from the transactions contemplated by this Agreement. There shall not be excluded, however, any obligations to remit sales and value-added Taxes which are payable and which have been included in the calculation of Closing Working Capital.

ARTICLE III

PURCHASE PRICE; CLOSING

3.1. Purchase Price; Payment. In consideration for the sale, conveyance, transfer and assignment of the Assets by ICL to the Buyer, and on the terms and conditions set forth herein, the Buyer will pay to ICL in the manner provided herein an aggregate amount equal to CDN$74,100,000, net of Assumed Liabilities, plus the amount, if any, by which Closing Working Capital exceeds Target Working Capital, or minus the amount, if any, by which Target Working Capital exceeds Closing Working Capital, plus the Allocation Payment, if any (the “Purchase Price”).

3.2. Allocation of Purchase Price. The Purchase Price, as adjusted pursuant to Sections 4.4, 11.1, or 11.2, (but excluding any payment made pursuant to Section 4.5), shall be allocated among such Assets determined by the Buyer on a tax schedule (the “Tax Allocation Schedule”) provided by the Buyer to the Sellers’ Representative within 120 days following the payment of any such amounts contemplated by Section 4.4. All Tax Returns prepared by ICL and the Buyer shall be prepared on a basis consistent with the Tax Allocation Schedule, and no party shall take any position inconsistent with the Tax Allocation Schedule upon examination of any such Tax Return, in any claim, or otherwise.

3.3. Accounts Receivable Tax Election. ICL and the Buyer shall, as soon as reasonably practical after the Closing, make a general election under Section 22 of the Income Tax Act (Canada) and the corresponding provisions of any applicable provincial legislation relating to the accounts receivable and shall each file such election with the applicable Taxing Authority.

3.4. Estimate Certificate. Two business days prior to the Closing Date, the Sellers’ Representative shall deliver a certificate (the “Estimate Certificate”) setting forth a reasonable estimate of the Purchase Price (the “Estimated Purchase Price”) and each element thereof, based on all available information together with reasonable supporting documentation for such calculation. The estimate of the Purchase Price shall include an estimate of Closing Working Capital, which estimate of Closing Working Capital shall be determined in accordance with Section 4.1. The Buyer shall be given reasonable access to such books and records and other information relevant to, and the opportunity to consult responsible personnel for purposes of, confirming or disputing the computation of the Estimated Purchase Price. Notwithstanding anything herein to the contrary, no position taken or agreement made by the Buyer or the Sellers’ Representative with respect to the Estimated Purchase Price shall prejudice the rights of the parties with respect to the post-Closing adjustment provided in Article IV or shall in any way delay or extend the Closing Date.

3.5. Closing. (a) The closing of the sale and purchase of the Assets and the Business (the “Closing”) shall take place at 10:00 a.m. (EST) at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022 on the second business day after the waiver or satisfaction of all conditions to Closing (other than those conditions that by their terms are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions), or on such other date as the Buyer and the Companies may mutually agree in writing (the “Closing Date”). At the Closing:

(i) The Buyer will deliver to the Sellers’ Representative on behalf of ICL (i) an aggregate amount equal to the Estimated Purchase Price less the Escrow Amount by wire transfer of immediately available funds to the accounts designated by the Sellers’ Representative at least two business days prior to the Closing Date, (ii) two executed counterparts of this Agreement, (iii) two executed counterparts of all documents and certificates required by this Agreement, and (iv) such other documents as ICL shall reasonably request to effectuate this Agreement on the terms contemplated hereby.

(ii) The Buyer will deliver to the Escrow Agent an amount equal to the Escrow Amount by wire transfer of immediately available funds to the account designated by the Escrow Agent at least two business days prior to the Closing Date, to be held and to be distributed by the Escrow Agent as provided in an escrow agreement to be entered into at Closing by ICL, the Buyer and the Escrow Agent in the form attached hereto as Exhibit A (the “Escrow Agreement”).

(b) The parties acknowledge that unless otherwise directed by the Buyer, the Montreal Steel Pail Assets shall remain in the Companies’ facilities in Montreal, Quebec immediately following the Closing and shall be thereafter transferred to the custody of the Buyer as provided in the Transition Services Agreement.

ARTICLE IV

PURCHASE PRICE ADJUSTMENTS

4.1. Delivery and Review of Closing. As promptly as practicable, but no later than 60 days after the Closing Date, the Buyer in good faith shall prepare and deliver to the Sellers’ Representative a statement (the “Closing Working Capital Statement”) of (i) the Working Capital of ICL as of the opening of business on the Closing Date, calculated in the manner set forth below (the “Closing Working Capital”), and (ii) the Purchase Price (computed based upon the amount of Closing Working Capital set forth in such statement), together with supporting calculations. The computation of each element of Closing Working Capital under this Agreement shall be prepared in accordance with the Accounting Principles, it being agreed that such calculation shall reflect the exclusions from Current Assets and Current Liabilities set forth in each such defined term. ICL shall have 30 days from the date on which the Closing Working Capital Statement is delivered to the Sellers’ Representative to review such documents relating to the Buyer’s computation as ICL may reasonably request (the “Review Period”). During the Review Period, ICL and its representatives will have reasonable access to all books and records reasonably requested by ICL related to the computation of Closing Working Capital (it being understood that access to any work papers of any third party accountants shall require the execution of a customary access letter by ICL). If ICL believes the computation of Closing Working Capital (i) has not been prepared in accordance with the Accounting Principles or this Section 4.1 or (ii) is not mathematically correct, the Sellers’ Representative may, on or prior to the last day of the Review Period, deliver a notice to the Buyer to such effect, setting forth, in reasonable detail, each disputed item, the amount disputed and the basis for ICL’s disagreement therewith, together with supporting calculations and the Companies’ position as to the proper calculation of Closing Working Capital (the “Dispute Notice”). If no Dispute Notice is received by the Buyer on or prior to the last day of the Review Period, the Closing Working Capital Statement and the computation of the Purchase Price set forth therein shall be deemed accepted by ICL.

4.2. The Accountants. Within 15 days after the Buyer’s receipt of any Dispute Notice (if the parties, acting in good faith, fail to resolve the dispute during such period), the Buyer and the Sellers’ Representative shall jointly contact the Toronto office of Ernst & Young (it being agreed that if the Toronto office of Ernst & Young does not accept such engagement, then the Montreal office of Ernst & Young shall be contacted) (the “Accountants”) and shall retain such firm to resolve the issues set forth in the Dispute Notice. The Accountants shall determine, based solely on written presentations by the Buyer and the Sellers’ Representative and their respective representatives, and not by independent review, only those issues in dispute specifically set forth in the Dispute Notice that have not previously been resolved between the Buyer and the Sellers’ Representative. Such written presentations shall be made to the Accountants within 30 days of the engagement of the Accountants. In resolving any disputed item, the Accountants: (i) shall be bound by the principles set forth in Section 4.1 and the definitions of Working Capital, Current Assets and Current Liabilities, (ii) shall limit their review to matters specifically set forth in the Dispute Notice, and (iii) shall further limit their review solely to whether the determination of Closing Working Capital set forth in the Closing Working Capital Statement is mathematically accurate and has been prepared in accordance with Section 4.1. The determination of the Accountants in respect of any disputed item in the Dispute Notice cannot, however, be in excess of, nor less than, the greatest or lowest value, respectively, claimed for that particular item in the Buyer’s Closing Working Capital Statement or in the Dispute Notice.

4.3. The Adjustment Report. The Accountants shall, as promptly as practicable and in no event later than 60 days following the date of its retention, deliver to the Sellers’ Representative and the Buyer a report (the “Adjustment Report”), in which the Accountants shall, after considering all matters set forth in the Dispute Notice, determine in accordance with Section 4.2 what adjustments, if any, should be made to the Closing Working Capital. The Adjustment Report shall set forth, in reasonable detail, the Accountants’ determination with respect to each of the disputed items or amounts specified in the Dispute Notice, and the revisions, if any, to be made to the Closing Working Capital Statement, the Closing Working Capital and/or the Purchase Price, together with supporting calculations. The determination of the Accountants will be final and binding on the parties hereto and judgment may be entered upon the determination of the Accountants in any court having jurisdiction over the party against which such determination is to be enforced. The fees, costs and expenses of the Accountants (i) shall be borne by ICL in the proportion that the aggregate dollar amount of all such disputed items so submitted that are unsuccessfully disputed by the Sellers’ Representative on behalf of ICL (as finally determined by the Accountants) bears to the aggregate dollar amount of such items so submitted and (ii) shall be borne by the Buyer in the proportion that the aggregate dollar amount of such disputed items so submitted that are successfully disputed by the Sellers’ Representative on behalf of ICL (as finally determined by the Accountants) bears to the aggregate dollar amount of all such items so submitted. The Accountants shall make such determination and shall have the discretion to award either party all of its fees, costs and expenses in connection with the dispute, including the Accountants’ fees, or any portion thereof, if the Accountants determine that a party’s position was not presented in good faith.

4.4. Adjustment and Payment. On the fifth business day following the end of the Review Period (if a timely Dispute Notice is not delivered), or on the fifth business day following either the date on which the Adjustment Report has been received by the Sellers’ Representative and the Buyer (if a timely Dispute Notice is delivered) or the date on which the parties otherwise resolve all matters in respect of a Dispute Notice, ICL shall pay to the Buyer the amount, if any, by which the Purchase Price is less than the Estimated Purchase Price, or the Buyer shall pay to ICL the amount, if any, by which the Purchase Price is greater than the Estimated Purchase Price. Any such payment shall be made by wire transfer of immediately available funds to the account or accounts of ICL or the Buyer, as the case may be, designated at least two business days prior to the date on which such payment is scheduled to be made, in each case together with interest thereon calculated at the prime rate published in the Wall Street Journal on the Closing Date plus 2.50 per annum from the Closing Date. The Buyer shall have the right to elect to obtain any funds payable to it pursuant to this Section 4.4 from the Escrow Account.

4.5. Allocation Payment. In the event that the Tax Allocation Schedule delivered pursuant to Section 3.2 allocates a total of more than CDN$3,600,000 to the Equipment, the Buyer shall pay to the Sellers’ Representative by wire transfer of immediately available funds no later than five days following the delivery of such Tax Allocation Schedule an amount (the “Allocation Payment”) equal to the product of (i) the amount by which such allocation exceeds CDN$3,600,000 multiplied by (ii) 0.3. Such payment shall be deemed to constitute part of the Purchase Price.

4.6. Indemnification Rights. The rights to indemnification pursuant to Section 10.9 or Article XI (and any limitations on such rights) shall not be deemed to limit, supersede or otherwise affect the right to a full adjustment of the Purchase Price pursuant to this Article IV, provided that no party shall be entitled to be compensated more than once for the same Loss.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANIES

The Companies, jointly and severally, hereby represent and warrant to the Buyer, as of the date hereof and as of the Closing Date, as follows:

5.1. Organization, Good Standing and Authority. Each of the Companies is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or formation, as the case may be. Each of the Companies has the full corporate power and authority to carry on its business as now conducted, to execute and deliver this Agreement and the applicable Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

5.2. Due Authorization, Execution and Delivery. The execution of this Agreement and the applicable Ancillary Agreements by each of the Companies and Shareholders and the performance by the Companies of the transactions contemplated hereby and thereby have been duly authorized or, as of the Closing, shall have been duly ratified by, all necessary corporate or other action of the Companies and Shareholders. Each of the Companies and Shareholders has duly executed and delivered this Agreement. This Agreement constitutes, and each Ancillary Agreement to which either of the Companies and Shareholders shall become a party, will constitute, when so executed and delivered, the legal, valid and binding obligations of such each Company and Shareholder, enforceable against such Company and Shareholder in accordance with its respective terms.

5.3. Financial Statements; Books and Records.

(a) ICL has previously furnished to the Buyer copies of financial statements (including a year end balance sheet, an annual statement of income, statement of stockholders’ equity and statements of cash flows) of ICL (i) as of and for the year ended December 31, 2005, which statements were audited by the Company Accountants and (ii) as of and for the year ended December 31, 2004, which statements were audited by the Company Accountants (collectively the “Audited Statements”). The Audited Statements are attached hereto as Schedule 5.3(a).

(b) The Audited Statements have been prepared or, in the case of the Interim Statements, will be prepared in accordance with Accounting Principles applied on a consistent basis from period to period,(the Audited Statements and the Interim Statements, together, the “Financial Statements”), will be prepared on a consistent basis from period to period. The Financial Statements fairly present the financial condition of ICL at the respective dates thereof and the results of operations of ICL for the periods then ended.

(c) The books of account and financial records of ICL are complete and correct in all material respects and have been (and until the Closing Date will be) maintained in accordance with sound business practices and prepared on a consistent basis with the Accounting Principles used to prepare the Financial Statements.

5.4. Liabilities. Except as would not reasonably be expected to have or result in a Material Adverse Effect, ICL has no liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, except for liabilities or obligations (a) reflected in, or reserved against on the face of the Financial Statements, (b) that are disclosed in Schedule 5.4 (but only to the extent that such liability is apparent from such disclosure), (c) that are unrelated to the Business, (d) that were incurred in the ordinary course of business and are not material to the Business and (e) arising from commercial arrangements with the Shareholders, including but not limited to the Inter-Company Loan Agreements, that constitute Excluded Liabilities. ICL is not the beneficiaries of any letters of credit.

5.5. Absence of Certain Changes. Except as set forth in Schedule 5.5 and except for the transactions expressly contemplated by this Agreement, since December 31, 2005, there has not occurred or come to exist any Material Adverse Effect or any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, would reasonably be expected to have or result in a Material Adverse Effect. Without limiting the foregoing, except as set forth in Schedule 5.5 and except for the transactions contemplated by this Agreement, since December 31, 2005, ICL has not taken any of the following actions to the extent related to or impacting the Business:

(i) sold any assets having a replacement value of CDN$50,000 or more individually, or CDN$100,000 or more in the aggregate in each case, excluding Inventory, maintenance, repair or operating supply items; or suffered the loss, damage or destruction of any assets having a replacement value of CDN$50,000 or more individually, or CDN$100,000 or more in the aggregate;

(ii) granted any bonus, commission or other form of incentive compensation except in the ordinary course of business, consistent with past practices, (including such practices as they apply to employees who have not yet attained one year of employment) increased by more than three percent the compensation or fees payable on benefits or coverages provided, to or in respect of any employee, officer, director, affiliate or member of management of the Companies other than Morton Arshinoff, Fred Arshinoff or Stephen Arshinoff;

(iii) increased or decreased the time cycle in which receivables are collected by the Companies or offered to extend the time in which a customer may remit payment in respect of a sale, except in the ordinary course of business, consistent with past practice or increased or decreased the time cycle in which payables are paid by the Companies;

(iv) other than in the ordinary course of business, consistent with past practice, entered into, adopted or amended, or committed to enter into, adopt or amend any Employee Plan or any employment, consulting, retention, collective bargaining, or other employment or compensation agreement, arrangement or policy for the benefit of any officer, director, employee, sales representative, agent, consultant of the Companies (whether or not legally binding);

(v) except as set forth on Schedule 5.5(v), entered into, adopted or amended, or committed to enter into, adopt or amend, any change-in-control, severance, retention, bonus, transaction bonus or similar agreement, arrangement or policy, for the benefit of any officer, director, employee, sales representative, agent or consultant of the Companies (whether or not legally binding);

(vi) written off, forgiven or waived any receivables (including any employee receivables), debts or claims other than in the ordinary course of business, consistent with past practices;

(vii) increased or decreased (i) the level of Inventory or (ii) the amount of raw materials purchased for use in the manufacture of Products, except in each case for increases or decreases in the ordinary course of business, consistent with past practices;

(viii) materially and adversely modified the terms under which Products are sold to any customer, which customer provided to the Companies in 2005, or is budgeted to provide in 2006, revenues in excess of CDN$1,000,000 including terms affecting profit margins or unit discounts;

(ix) changed in any respect its accounting practices, policies or principles, except as may be required by Canadian GAAP;

(x) suffered the loss of any managerial employee or, other than in the ordinary course of business, consistent with past practices, retained any new managerial employee;

(xi) suffered any material damage, destruction or loss (whether or not covered by insurance), or any strike or other material employment-related problem, or any change in relations with or any loss of a material supplier, customer or employee;

(xii) mortgaged, pledged or otherwise subjected to any Lien, any of its properties or assets, tangible or intangible, other than real property, except for Permitted Liens incurred in the ordinary course of business, consistent with past practices; or

(xiii) taken any action or knowingly omitted to take any action that would result in the occurrence of any of the foregoing.

5.6. Consents; No Conflict.

(a) No Regulatory Filings. Neither of the Companies owns any assets in the United States and such Companies’ sales into the United States did not exceed CDN$20 million, in the aggregate, in each of the years ended on December 31, 2003, December 31, 2004, and December 31, 2005. The Companies, together with their Affiliates, do not have assets in Canada, or gross revenues from sales in, from or into Canada that exceed CDN$100 million in aggregate value determined in accordance with the Competition Act. Neither of the Companies is required to obtain the consent, authorization or approval of, or to submit any notice, report or other filing with, any Governmental Authority or other third party or to obtain any permit, license or franchise as a condition to the consummation of the transactions contemplated by this Agreement, except with respect to rolling stock, the transfer of ownership of which may require registration with one or more of the provincial motor vehicle departments.

(b) No Conflicts. The execution and delivery of this Agreement by the Companies and the consummation of the transactions contemplated hereby will not conflict with, result in the termination of, contravene or constitute a default under, or be an event which, with or without the giving of notice or passage of time or both, will become a default under, or give to others any right of termination, cancellation, modification, payment or acceleration of, or accelerate the performance required by or maturity of, or result in the creation of any Lien or loss of any material rights with respect to the Business pursuant to any of the terms, conditions or provisions of or under, any Applicable Law (including any loss of or inability to transfer any Governmental Approval), the Organizational Documents of either of the Companies, or, subject to receipt of the consents contemplated by Section 8.3, under any Material Contract.

5.7. Properties.

(a) Title to Assets, Etc. ICL has good and valid title to, or otherwise has the right to use pursuant to a valid and enforceable lease, license or similar contractual arrangement, all of the assets (real and personal, tangible and intangible, including all Intellectual Property) that arise from or that are used or held for use in connection with the Business, including all such assets that are reflected on the 2005 Balance Sheet or were acquired after December 31, 2005, except for Inventory sold in the ordinary course of business consistent with past practice, in each case free and clear of any Lien other than Permitted Liens or, in the case of Owned Real Property, other than any Permitted Encumbrances and all such title to and rights to use such assets shall be conveyed to the Buyer at the Closing (except to the extent they constitute Excluded Assets). Each of the Permitted Encumbrances affecting the Owned Real Property is in good standing and there are no unresolved disputes concerning the Permitted Encumbrances.

(b) Subsidiaries; Shareholders. ICL does not own any Subsidiary. The Shareholders own, beneficially and of record, all of issued and outstanding capital stock of the Companies.

(c) Sufficiency of Assets, Etc. The Assets constitute all of the assets used, held for use or necessary for the conduct of the Business, other than the Excluded Assets. The plants and material equipment included in the Assets and, to the Knowledge of the Companies, the buildings on the Real Property are in good repair and operating condition, subject only to age and ordinary wear and tear, and are adequate and suitable for the purposes for which they are presently being used or held for use, except as disclosed in the building inspection reports obtained by Buyer and shared with the other parties to this Agreement. To the Knowledge of ICL, there are no facts or conditions affecting any material Assets that would reasonably be expected, individually or in the aggregate, to interfere with the use, occupancy or operation of such Assets.

(d) Real Property. Schedule 5.7(d) lists all real property used or held for use in the conduct of the Business (together with all improvements and fixtures presently or hereafter located thereon or attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing, the “Real Property”). ICL does not own any Real Property. ICL is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Real Property.

(e) Current Use. The use and operation of the Real Property in the conduct of the Business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit, agreement, zoning requirement or Permitted Encumbrance. No material improvements on any Real Property encroach on real property owned or leased by a Person other than the Companies. There is no outstanding site-plan, development or other agreement with any Governmental Authority entered into relating to the Real Property that impose any obligation on the Company. Without limiting the foregoing, to the Knowledge of the Companies, there is no existing or future obligation to pay, or any proposed assessment of, local improvement charges in relation to any of the Real Property.

(f) Separate Tax Parcels. Each parcel included in the Real Property is assessed for real property tax purposes as a wholly-independent tax lot, separate and apart from any adjoining land or improvements not constituting a part of that parcel, except that 2069-2079 Pigeon Street, Montreal, Quebec are assessed as one property.

(g) Access. The Real Property has full, free and unobstructed access to and from adjoining public highways, streets and/or roads, and the Companies have no Knowledge of any existing fact or condition which could reasonably be expected to result in the amendment or termination of such access. All entrances and exits to the Real Property are permitted under Applicable Law and allow free and uninterrupted ingress and egress to public highways, streets and/or roads.

(h) Certain Notices. Neither ICL nor any of its Affiliates has received any notice of, or is otherwise aware of, any expropriation or pending expropriation of part or all of the Real Property. There exists no writ, injunction, decree, order or judgment outstanding, nor any Litigation, pending or, to the Knowledge of the Companies, threatened, relating to the ownership, lease, use, occupancy or operation by any Person of any real property. Neither ICL nor any of its Affiliates has received written notice of, and are not otherwise aware of, any pending or proposed amendment to any Applicable Law relating to the Real Property or of any planning report or other government study concerning the Real Property, any of which will or could materially adversely affect the intended use of the Real Property.

5.8. Governmental Approvals and Compliance with Laws.

(a) To the Knowledge of the Companies, except as listed on Schedule 5.8(a), all Consents of all Governmental Authorities which are necessary in order to permit either of the Companies to carry on the Business, including all Environmental Permits (collectively, the “Governmental Approvals”) have been obtained and, to the extent material to the Business, are in full force and effect. Each of the Governmental Approvals is listed in Schedule 5.8(a). There has been no material violation, cancellation, suspension, modification, revocation or default of any Governmental Approval or any notice of violation, cancellation, suspension, modification, revocation, default or dispute affecting any Governmental Approval, and, to the Knowledge of the Companies, no basis exists for any such action, including, without limitation, as a result of the consummation of the transactions contemplated by this Agreement.

(b) Except as set forth in Schedule 5.8(b), (i) neither of the Companies is in conflict with or in violation or breach of or default under, and, to the Knowledge of the Companies, there exists no event that, with notice or passage of time or both, would constitute a conflict with, violation, or breach of or default under (A) any Applicable Law, other than conflicts or violations that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect or (B) any provision of its Organizational Documents and (ii) neither of the Companies has received any notice written or otherwise, alleging any such conflict, violation, breach or default.

5.9. Contracts.

(a) Disclosure. Schedule 5.9 contains a complete and correct list, as of the date hereof, of all of the following Contracts to which ICL is a party or has any rights (other than those Contracts pertaining exclusively to the Retained Business), or by which any Assets may be bound (collectively, together with any such Contracts that may be entered into after the date hereof in compliance with Section 7.2, the “Material Contracts”):

(i) sales, distribution or marketing agreements;

(ii) maintenance and servicing agreements;

(iii) leases in respect of any Real Property (“Leases”);

(iv) customer agreements;

(v) any Contract extending any loan to any employee, consultant or Affiliate;

(vi) security agreements and other agreements and instruments which impose any Lien on any of the Assets;

(vii) agreements for the lease of Equipment or other personal property;

(viii) agreements, orders or commitments for the purchase of materials, supplies, transportation services or other services, or for the manufacturing of products;

(ix) licensing or other agreements relating to Intellectual Property;

(x) agreements or commitments for the construction or acquisition of fixed assets or other capital expenditures that individually (or, with respect to a series of related agreements, in the aggregate) involve payments in excess of CDN$25,000;

(xi) agreements or commitments involving the purchase, sale, distribution, lease or other disposition of any asset other than sales of Inventory in the ordinary course of business, consistent with past practices, including, but not limited to, any such contracts or commitments that contain executory indemnification obligations;

(xii) agreements entered into in the ordinary course of business under which either of the Companies is required to maintain the confidentiality of any information or under which any Person is required to maintain the confidentiality of any information of the Shareholders or the Companies;

(xiii) agreements or commitments limiting the freedom of either of the Companies to compete in any line of business or in any geographical area or with any Person; and

(xiv) other existing agreements, contracts and commitments or series of related agreements, contracts and binding commitments in respect of the Business other than in respect of customer receipts which, in any case, (A) have an unexpired term of more than six months, (B) involve payments or receipts of more than CDN$25,000 over the life of such agreements, contracts or commitments or (C) are otherwise material to the conduct of the Business.

(b) The Companies have delivered to the Buyer complete and correct copies of all Material Contracts. ICL is not a party to or bound by any material written, or to the Knowledge of the Companies, oral contract, agreement, license, lease or commitment relating to the Business or the Assets, other than as disclosed in the Material Contracts.

(c) Enforceability. All Material Contracts are legal, valid, binding, in full force and effect in all material respects and enforceable against each party thereto except as may be limited by principles of equity or debtor protection laws. Except as set forth in Schedule 5.9(c), there does not exist under any Material Contract any violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a material violation, breach or event of default thereunder, on the part of either of the Companies or, to the Knowledge of the Companies, any other Person. Except as set forth in Schedule 5.9(c), no Material Contract contains any change in control or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the transactions contemplated by this Agreement.

5.10. Litigation and Claims. Except as set forth in Schedule 5.10, (a) there is no Litigation pending or, to the Knowledge of the Companies, threatened, against or affecting the Business or any of the Assets, or which seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken in connection with this Agreement, (b) there is no Litigation by either Company or either Shareholder against any Person relating to or arising in connection with the Business or the Assets, and (c) there is no outstanding order, judgment, injunction, award or decree of any Governmental Authority or any settlement agreement binding upon either of the Companies which affects the ownership, use or operation of the Business or the Assets.

5.11. Intellectual Property.

(a) Disclosure. Set forth in Schedule 5.11(a) is a complete and accurate listing of all Intellectual Property owned by ICL (the “Owned Intellectual Property”) that is registered or subject to an application for registration or that is otherwise material to the Business. All registrations and applications listed in Schedule 5.11(a) are in good standing.

(b) Title. All of the Intellectual Property that was or is being developed by or for ICL, or that was or is being used or held for use in connection with, or necessary for the conduct of, or otherwise material to, the Business (collectively the “Company

Intellectual Property”), is part of the Owned Intellectual Property, except any Intellectual Property licensed to ICL, all of which is set forth in Schedule 5.11(b) other than licenses for commercially available, off-the-shelf and/or shrink-wrapped software. ICL is the sole legal and beneficial owner of, has good and marketable title to, owns the entire right, title and interest in, and has the full right to use in connection with the Business, the Company Intellectual Property, free from (i) any Liens other than Permitted Liens and (ii) any requirement of any past, present or future royalty payments, license fees, charges or other payments, or conditions or restrictions whatsoever, except as set forth in Schedule 5.11(b). Except as set forth on Schedule 5.11(b), the Company Intellectual Property to be conveyed at the Closing will give the Buyer all Intellectual Property rights necessary to manufacture, sell, market and distribute any and all products that ICL manufactured, sold, marketed and distributed prior to the Closing.

(c) No Infringement. The conduct of the Business does not materially infringe or otherwise materially conflict with any rights of any Person in respect of any Intellectual Property. To the Knowledge of the Companies, none of the Owned Intellectual Property has been or is being infringed or otherwise used or available for use by any Person without a license or permission from ICL, except as set forth in Schedule 5.11(c). As of the date of this Agreement, to the Knowledge of the Companies, no material Owned Intellectual Property is being or has been used, disclosed, sold, offered for sale or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of any rights in and to such Owned Intellectual Property.

5.12. Tax Matters.

(a) ICL has paid or made arrangements for the payment of all Taxes in respect of the Assets and the Business that are capable of forming or resulting in a lien on the Assets or of becoming a liability or obligation of the Buyer. ICL has withheld and remitted in accordance with, and within the times required by, applicable law all Source Deductions and other withholding Taxes of such Person and has remitted in accordance with, and at the times required by, applicable law all commodity Taxes of such Person including goods and services Taxes, harmonized sales Taxes, retail sales Taxes and Quebec sales Taxes.

(b) There are no pending or threatened actions or claims for the assessment or collection of any Taxes with respect to the Assets or the Business.

(c) Schedule 5.12(c) contains a list of countries, provinces, states, territories and jurisdictions in which a Tax Return for Income Taxes or federal goods and services Taxes with respect to ICL was filed for the past six years.

(d) None of the Assets is subject to any Tax liens (other than Permitted Liens and, in the case of real property, Permitted Encumbrances).

(e) No claim against ICL has been made by any Taxing Authority in a jurisdiction where ICL does not file a particular type of Tax Return or pay or collect a particular type of Tax imposed by that jurisdiction that ICL is or may be subject to an obligation to file such Tax Returns or pay or collect such type of Tax.

(f) None of the payments to be made under this Agreement or any Ancillary Agreement are subject to any withholding or deduction on account of Taxes.

(g) ICL is registered under Part IX of the Excise Tax Act (Canada) with the registration numbers listed in Schedule 5.12(g) and is not a party to nor has it filed an election under subsection 156 of the Excise Tax Act (Canada). Following consummation of the transactions contemplated by this Agreement, the Buyer will have ownership, possession or use of all or substantially all of the property that can reasonably be regarded as being necessary for the Buyer to carry on the business that was carried on by ICL.

(h) The Buyer will not be liable, as a result of the transactions contemplated by this Agreement, for Taxes relating to the Business or the Assets for any pre-Closing period whether by law, contract or otherwise except to the extent expressly provided in this Agreement.

(i) ICL is not a non-resident of Canada under the Income Tax Act (Canada).

5.13. Employees, Labor Matters, etc. Schedule 5.13 lists all directors, officers, employees, independent contractors or agents of ICL (the “Employees”), whether full or part time and whether or not active, excluding their names but including their dates of birth, dates of hire, length of service required to be recognized by ICL, annual salary or hourly wage, bonus entitlement or any other incentive compensation entitlement, vehicle allowance, annual vacation entitlement, accrued vacation, position, work status and if inactive, the reason of or inactive status, the start date of the inactive status, the expected return to work date and any payments or benefits provided while inactive and entitlement to participate in Employee Plans. Except as referred to in Schedule 5.13, there is no work stoppage work slowdown, strike, lockout or other concerted action, grievance arbitration, unfair labor practice complaints or any other disputes, dispute existing or, to the Knowledge of the Companies, threatened against either of the Companies. Any Employees who are Montreal Employees are noted on Schedule 5.13 with an asterisk. Except as set out in Schedule 5.13, ICL is not a party to and neither ICL nor the Assets are not bound by any:

(a) oral or written contract or commitment for the employment or retainer of any individual, including, for greater certainty, any contract or commitment with any Employees, other than for contracts of indefinite hire terminable by ICL without cause on reasonable notice;

(b) oral or written contract or commitment providing for severance, notice of termination or pay in lieu of notice of termination or termination, severance, retention or similar payments, including on a change of control of ICL;

(c) contract or agreement with or commitment to any trade union, council of trade unions, employee association, employee bargaining agent or affiliated bargaining agent (collectively, “Labor Representatives”) and ICL has not conducted negotiations with respect to any such future contracts, agreements or commitments; no Labor Representatives hold bargaining rights or any voluntarily recognized rights with respect to any Employees; no Labor Representatives have applied to have ICL declared a related employer or a successor employer pursuant to the Labor Relations Act, 1995 (Ontario) or similar legislation in any other province of Canada; and there are no current or, to the Knowledge of the Companies, any threatened attempts to organize or establish any trade union or employee association with respect to ICL, nor have there been for the past three years.

5.14. Employee Benefit Plans and Related Matters. Except as set out in Schedule 5.14, ICL is not a party to, is not bound by and has no actual or contingent liability in respect of, any Employee Plan. No pension plan provides benefits on a defined benefit basis. Correct and complete copies of all Employee Plans set out in Schedule 5.14 and all related documents, or, where oral, correct and complete written summaries of their terms, have been provided to the Buyer. For the purposes of this Section 5.14, related documents in respect of an Employee Plan includes, without limitation: (i) all documents establishing or creating such plan; (ii) any funding agreement or amendments thereto; (iii) the three most recent actuarial reports; (iv) all funding, investment and financial information; (v) all regulatory returns, reports, statements or filings made or completed within the three years prior to the date hereof; (vi) all Employee Plan summaries and booklets describing or giving particulars of the plan; (vii) all material correspondence with all regulatory authorities; (viii) all material internal memoranda; and (ix) all material professional opinions. Except as set out in Schedule 5.14:

(a) each Pension Plan is and has been registered, and each Employee Plan has been established and administered and, if applicable, invested and funded in accordance in all material respects with: (A) all applicable laws, regulations and orders, all applicable legislative, administrative and judicial promulgations, and all applicable regulatory policy (for the purposes of this Section 5.14, collectively “Applicable Laws and Regulations”); (B) the terms of the plan, the terms of any applicable collective agreement or other agreements with Labor Representatives, and all employee plan summaries and booklets; and (C) all understandings, written or oral, between ICL and plan participants;

(b) all obligations to be performed at or prior to the Closing Date respecting each Employee Plan (including, without limitation, those respecting the making or payment of contributions or premiums, as applicable) have been or will have been performed in accordance with the relevant terms of each plan and all Applicable Laws and Regulations, and no governmental charges are owing or eligible under any Employee Plan;

(c) all Employee Plans which are required to be funded are fully funded and the funds in such plans are and have been invested in accordance with the relevant terms of each plan and all Applicable Laws and Regulations, and, in the case of Pension Plans, are fully funded on a going concern basis and solvency basis in accordance with generally accepted actuarial principles and actuarial methods and assumptions contained in the most recent actuarial report of the plan;

(d) no amendments or improvements have been made or promised respecting any Pension Plan since the date of the last actuarial report relating to such plan, or respecting any Benefit Plan or Incentive Plan since the date of the most recent financial statements, other than those required by Applicable Laws and Regulations or the terms of any collective agreement;

(e) no changes have occurred or are expected to occur (other than general economic or financial market changes) that would materially affect the actuarial reports relating to any Pension Plan or the funding, investment or financial information respecting any Employee Plan provided to the Buyer;

(f) ICL is not and has not been in breach of any material fiduciary obligation respecting any Employee Plan;

(g) there have been no withdrawals of, or applications made to withdraw, surplus from any Benefit Plan or Pension Plan, and all withdrawals and transfers of assets, and contribution holidays respecting any Benefit Plan or Pension Plan, have been undertaken and completed in accordance with the relevant terms of each plan and all Applicable Laws and Regulations;

(h) the employee data respecting each Employee Plan is correct and complete in all material respects and is sufficient for the proper administration of each Employee Plan;

(i) there has been no partial or full wind-up of any Benefit Plan or Pension Plan and no event has occurred which would entitle any person to partially or fully wind-up, or require the partial or full winding-up of, any Benefit Plan or Pension Plan, or which could adversely affect the tax status of any Employee Plan;

(j) no Benefit Plan provides benefits to retirees or provides for retroactive charges or premium increases;

(k) there are no participants or other individuals entitled to participate in any Employee Plan other than current or former Employees of ICL and there are no provisions of any collective agreement by which ICL is bound that relate to, or provide for participation in, any Employee Plan; and

(l) The payments, distributions and grants made under each Incentive Plan for most recent three (3) years are set out in Schedule 5.14.

5.15. Environmental Matters. Except as disclosed in Schedule 5.15:

(a) To the Knowledge of the Companies, ICL has complied and is in compliance in all material respects with all applicable Environmental Laws. No material violation of any Environmental Law by ICL is being or has been alleged or, to the Knowledge of the Companies, threatened.

(b) No notice of violation, notification of liability, demand, request for information, citation, summons or order has been received by ICL, no complaint has been filed, no penalty or fine has been assessed, and no investigation, action, claim, suit or proceeding is pending or, to the Knowledge of the Companies, threatened by any Person involving ICL relating to or arising out of any Environmental Law.

(c) To the Knowledge of the Companies, no Releases of Hazardous Substances have occurred at, on, above, under or from any properties currently or formerly owned, leased, operated or used by ICL in connection with the business nor is any Hazardous Substance present (other than resins or other Hazardous Substances used in the ordinary course of business in accordance with Environmental Law), in each case that could reasonably be expected to give rise to any material Environmental Liability.

(d) To the Knowledge of the Companies, no material work, repair, construction or capital expenditure is required or planned in respect of the assets of ICL pursuant to or to comply with any Environmental Law.

(e) ICL has provided to the Buyer all material environmental site assessments, audits, investigations and studies in the Companies’ possession, custody or control relating to properties or assets currently or formerly owned, leased, operated or used by ICL.

(f) Neither of the Companies have engaged in any activities that would give rise to any material liabilities or obligations under any foreign Applicable Law regulating or relating to the protection of human health and safety, natural resources or the environment.

5.16. Brokerage or Finder’s Fees. Neither of the Companies has incurred any liability to any broker, finder or agent for any fees or commissions or similar compensation with respect to the transactions contemplated by this Agreement except for the fees to be paid by the Companies to RSM Richter Corporate Finance Inc. pursuant to that certain Engagement Letter between the Shareholders and RSM Richter Corporate Finance Inc.

5.17. Accounts Receivable. ICL delivered or caused to be delivered to the Buyer a complete and accurate listing of all accounts receivable of ICL arising from the Business as of May 31, 2006. To the Knowledge of the Companies, except as set forth in Schedule 5.17, no account receivable of ICL arising from the Business reflected on the 2005 Balance Sheet and no account receivable arising after the date of the 2005 Balance Sheet arising from the Business and reflected on the books of ICL is uncollectible or subject to counterclaim or offset, except to the extent reserved against thereon. All accounts receivable reflected on the 2005 Balance Sheet or on such books in respect of the Business have been generated in the ordinary course of business and, to the Knowledge of the Companies, reflect a bona fide obligation for the payment of goods or services provided by ICL.

5.18. Business Relations.

(a) Schedule 5.18(a) sets forth for the twelve-month period ended December 31, 2005 and the three-month period ended March 31, 2006, (i) the names of the ten largest customers with respect to the Business (based on the aggregate value of the products included in the Business that were ordered from, and delivered by ICL to, such customers during such period), (ii) the amount for which each such customer was invoiced during each such period and (iii) the percentage of gross product sales for such period represented by the sales to each such customer. Except as set forth in Schedule 5.18, no Company or Shareholder has received any written or oral notice that any such customer listed in Schedule 5.18(a) (i) has ceased, or after the Closing will cease, to purchase Products, (ii) has materially reduced, or after the Closing will materially reduce, the amount of Products purchased or (iii) has within the last three months sought to materially reduce the price it will pay for the Products under threat of ceasing (or materially reducing) its purchases of Products.

(b) Schedule 5.18(b) sets forth for the twelve-month period ended December 31, 2005 and the three-month period ended March 31, 2006, (i) the names of the five largest suppliers with respect to the Business (based upon the aggregate value of the materials ordered by ICL during such period), and (ii) the amount for which each such supplier invoiced the ICL during such period. To the Knowledge of the Companies, the transactions contemplated herein will not materially adversely affect the relations with the suppliers, manufacturers, packagers and distributors that are material to the conduct of the Business after the Closing Date.

5.19. Inventory; Returns. The Inventory reflected on the Financial Statements or thereafter acquired by ICL consists of items in good and merchantable condition, and are of a quantity and quality usable or saleable in the ordinary course of business, except for any obsolete, damaged, or below standard quality items for which adequate reserves have been taken on the Financial Statements, or, with respect to Inventory acquired after the date hereof and prior to or on the Closing Date, for which reserves will be established consistent with past practice on the Closing Working Capital Statement. All Inventory has been recorded, and until and including the Closing Date, will continue to be recorded, at the lower of cost or net realizable value. To the Knowledge of the Companies, the transactions contemplated herein will not materially adversely affect the Business or the Assets, including the ability to obtain materials used in the manufacture of the Inventory in the desired quantity and quality, and at prices and upon terms and conditions consistent with past practice.

5.20. Affiliate Transactions. Except for the Inter-Company Loan Agreements, except in respect of Excluded Real Property and except as set forth in Schedule 5.20, no shareholder, officer, director or employee of either of the Companies or any of the Shareholders, any family member or Affiliate of any of the foregoing or any other Affiliate of the Companies or the Shareholders, including, without limitation ACL, (i) owns or leases any assets arising from the Business or used, held for use or necessary in the Business, (ii) possesses, directly or indirectly, any financial interest in or is a partner, director, officer or employee of any Person which is, or within the past one year has been, a client, supplier, customer, lessor, lessee or competitor of ICL, (iii) is a party to any agreement or binding commitment with ICL or any agreement or binding commitment which relates to the Business or any assets used in the Business or (iv) has been a party to any agreement or binding commitment with ICL within the past one year (any of the foregoing, an “Affiliate Transaction”).

5.21. Disclosure. This Agreement and the certificates and other agreements to be furnished on the Closing Date to the Buyer by or on behalf of either Company pursuant hereto do not contain any untrue statement of a fact that is material or omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein in light of the circumstances under which they were made, not misleading.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BWAY PARENT AND THE BUYER

BWAY Parent and the Buyer hereby represent and warrant to the Companies, jointly and severally, as of the date hereof and as of the Closing Date, as follows:

6.1. Organization and Authority. BWAY Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware. The Buyer is a unlimited liability company duly organized, validly existing and in good standing under the laws of Nova Scotia, Canada. Each of BWAY Parent and the Buyer has the

full corporate power and authority to carry on its business as now conducted, to execute and deliver this Agreement and the applicable Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

6.2. Due Authorization. The execution of this Agreement and the applicable Ancillary Agreements by each of BWAY Parent and the Buyer and the performance by each of BWAY Parent and the Buyer of the transactions contemplated hereby and thereby have been duly authorized or, as of the Closing Date, shall have been duly ratified by, all necessary corporate action of BWAY Parent and the Buyer. Each of BWAY Parent and the Buyer has duly executed and delivered this Agreement. This Agreement constitutes, and each Ancillary Agreement to which BWAY Parent and the Buyer shall become a party, will constitute, when so executed and delivered, the legal, valid and binding obligation of BWAY Parent and the Buyer, enforceable against BWAY Parent and the Buyer in accordance with their respective terms.

6.3. Litigation. There is no Litigation pending or to the actual knowledge of the Buyer, threatened which seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken by BWAY Parent and the Buyer in connection with this Agreement.

6.4. Brokerage or Finder’s Fees. Neither BWAY Parent nor any of its Affiliates, officers, directors or agents has incurred any liability to any broker, finder or agent for any fees or commissions or similar compensation with respect to the transactions contemplated by this Agreement that would be payable by ICL.

6.5. Competition Act. BWAY Parent, together with its Affiliates, does not have assets in Canada, or gross revenues from sales in, from or into Canada, that exceeds CDN$100 million in aggregate value as determined in accordance with the Competition Act.

6.6. Goods and Services Tax. The Buyer or its permitted assignees will be registered under Part IX of the Excise Tax Act (Canada) and under the Quebec Sales Tax Act on or before the Closing Date and will provide the registration numbers at Closing.

6.7. Companies’ Violation. As of the date of this Agreement, to the actual knowledge of the individuals listed on Schedule 6.7, the Companies are not in violation of any of their representations or warranties in Article V.

6.8. Financing. BWAY Parent has received commitment papers (the “Commitment Papers”) from Deutsche Bank Trust Company Americas, Deutsche Bank Securities Inc., JPMorgan Chase Bank and J.P. Morgan Securities Inc. in connection with the debt financing required to consummate the transactions contemplated by this Agreement. True, correct and complete executed copies of the Commitment Papers, including all amendments and attachments thereto on or prior to the date hereof, have previously been provided to the Companies, and the Commitment Papers (in the form provided to the Companies) are as of the date hereof in full force and effect.

ARTICLE VII

COVENANTS

7.1. Information Prior to Closing. From the date hereof to and including the Closing Date, the Companies will (and the Shareholders will cause the Companies to) make the management and other employees of the Companies reasonably available to each of BWAY Parent and the Buyer and certain of their authorized representatives and provide each of BWAY Parent and the Buyer and their accountants, legal counsel and certain of their other authorized representatives (including, in each case and without limitation, BWAY Parent and the Buyer’s financing sources and their representatives) reasonable access to the properties, books, contracts, accounts and records of the Companies, and to provide or assist in providing such other information to the Buyer and certain of their authorized representatives as shall have been reasonably requested by BWAY Parent or the Buyer or such authorized representatives (including, without limitation, if requested by BWAY Parent or the Buyer (i) facilitating contact between BWAY Parent and the Companies’ employees, accountants and consultants and other Persons (including material customers) with whom the Companies have meaningful business relationships and (ii) shall use commercially reasonable efforts to cause the Companies’ accountants to make available to BWAY Parent and the Buyer and their authorized representatives all of such accountants’ existing workpapers) in order that the BWAY Parent and the Buyer may have the opportunity to make such investigation as they shall desire to make of the Business.

7.2. Conduct of Business, Changes in the Companies.

(a) During the period from the date of this Agreement to and including the Closing Date, ICL will (and each of the Shareholders covenants and agrees that it will cause ICL to) conduct the Business in the ordinary course, consistent with prior practice (subject to the restrictions set forth herein and except for the transactions contemplated and authorized by this Agreement).

(b) Without limiting the generality of the foregoing, without the prior written consent of the Buyer, ICL will not (and each of the Shareholders covenants and agrees that it will not permit ICL to) do or agree to do on or after the date hereof any of the following on or before the Closing Date, except to the extent contemplated and authorized by this Agreement:

(i) incur any indebtedness for borrowed money other than periodic borrowings under the Existing Loan Agreements in the ordinary course of business consistent with past practice and other than the Inter-Company Loan Agreements;

(ii) make any capital expenditure on or lease any item of capital equipment in excess of CDN$100,000, in the case of any such capital expenditure or lease, or CDN$500,000 in the case of all such capital expenditures and leases;

(iii) except for sales of Inventory in the ordinary course of business, consistent with past practice, sell or dispose of any Intellectual Property or any Asset having a fair market value in excess of CDN$50,000;

(iv) increase or modify the compensation, bonuses or other benefits or perquisites of any employee or consultant of the Business, unless such agreement is previously disclosed to the Buyer; provided that the foregoing shall not apply to Fred Arshinoff, Morton Arshinoff or Stephen Arshinoff;

(v) waive, cancel or compromise any material right or material claim relating to any Intellectual Property or any assets of the Business having a fair market value in excess of CDN$50,000;

(vi) modify or amend in any material respect, or cancel or terminate any Material Contract (it being understood that any change in the financial terms or duration of a Material Contract shall be considered material) or enter into any Contract that would constitute a Material Contract if it existed on the date hereof;

(vii) (1) make or change any Tax election, amend any Tax Return or settle or compromise any Tax liability to the extent such action would reasonably be anticipated to impact the Buyer’s Tax treatment or classification of the Assets or (2) conduct any Tax matters relating to either of the Companies in a manner other than in good faith, in the ordinary course, in substantially the same manner as heretofore conducted and in substantially the same manner such affairs would have been conducted if the parties had not entered into this Agreement;

(viii) commit or agree to do any of the foregoing; or

(ix) take or fail to take any action that would cause any of the representations and warranties set forth in Article V to be untrue at any time prior to the Closing.

(c) During the period from the date of this Agreement to the Closing, ICL will, and each of the Shareholders, jointly and severally, covenants and agrees that it will, unless prohibited by Section 7.2(b), cause ICL to continue, in the ordinary course of its business, consistent with its past practices, to:

(i) maintain its existing manufacturing and supply arrangements with substantially unchanged terms;

(ii) maintain its current practices with respect to the collection of accounts receivable, the payment of accounts payable and borrowings and repayments under the Existing Loan Agreements; and

(iii) use respective commercially reasonable efforts to preserve intact the present business organization, keep available the services of their respective present officers and significant employees, sales agents and independent contractors, and preserve their respective relationships with customers, suppliers and others having business dealings with ICL, to the end that goodwill and the ongoing Business shall be materially unimpaired following the Closing.

7.3. Financial Statements. The Shareholders shall furnish to the Buyer, promptly upon their availability but in no event less than ten days prior to the Closing Date, financial statements of ICL, containing a balance sheet and statement of income, as of and in respect of the three month period ended March 31, 2006, the four month period ended April 30, 2006 and the five month period ended May 31, 2006 (collectively, the “Interim Statements”).

7.4. Employee Covenants.

(a) ICL shall use all reasonable efforts to cause the employees currently employed by ICL (other than the Montreal Employees) to make available their employment services to the Buyer. Effective as of the Closing Date, the Buyer (or one or more of its Affiliates) shall offer employment to all employees (other than the Montreal Employees, Mr. Morton Arshinoff, Mr. Fred Arshinoff or the party to the New Employment Agreement) who are then actively employed by ICL in the operation of the Business (i) at wage or salary levels, and/or with commissions, bonuses and overrides, as applicable, as disclosed pursuant to Section 5.13, and (ii) with employee benefits that are substantially similar, in the aggregate, to the benefits provided to employees under the Plans as in effect on the date hereof. Those Persons who accept such offers of employment effective as of the Closing Date shall be referred to herein as the “Transferred Employees”. The Buyer shall not assume nor be responsible for payment of any retention, change in control, severance, termination or other similar compensation or benefits which are or may become payable to any Montreal Employee, to any employee who does not accept Buyer’s offer of employment or to any employee or former employee of the Business in respect of the period on or prior to the Closing Date, including the Transferred Employees, in connection with the consummation of the transactions contemplated by this Agreement, including, without limitation, any liability, obligation or commitment in respect of any claim of any such employee of actual or constructive termination of employment, unless and only to the extent that such amounts are included as Current Liabilities in the calculation of Closing Working Capital.

(b) To the extent required by Applicable Law, and if service is a factor in determining eligibility for and vesting in benefits provided thereunder, the plans and programs in which each Transferred Employee participates after the Closing Date in accordance with the preceding Section 7.4(a) shall recognize service with ICL (as taken into account for purposes of administering the corresponding benefit arrangement immediately prior to the Closing Date) as service with the Buyer (i) for purposes of determining each such Transferred Employee’s eligibility to participate in, and vest in the benefits provided under, such plan or program, other than under any pension or retirement plan and (ii) for purposes of determining the benefits accrued under such plan or program and for determining the amount of severance to which such Transferred Employee may be entitled. To the extent any welfare benefit plan in which any Transferred Employee participates after the Closing Date (x) imposes any pre-existing condition limitation, such condition shall be waived or (y) has a deductible or requires a co-payment by the Transferred Employee that is subject to a maximum out-of-pocket limitation, there shall be credited against any such deductible or limitation any costs incurred by such Transferred Employee during the comparable period under the terms of the corresponding benefit arrangement prior to the Closing Date.

(c) From and after the Closing Date, the Buyer shall be liable for and pay when due all wages, compensation or benefits relating to the Transferred Employees accrued on or prior to the Closing Date but only to the extent that they are included in the calculation of the Closing Working Capital.

(d) From and after the Closing Date, the Companies shall, jointly and severally, remain solely responsible for any and all liabilities to or in respect of any Employee relating to or arising in connection with any and all claims for workers’ compensation benefits or long-term disability benefits in respect of any illness or injury occurring or existing on or prior to the Closing Date to the extent that the employer is personally liable for such liability and to the extent that they are not included in the calculation of the Closing Working Capital; provided that all premiums payable in respect of workers’ compensation in respect of the period after the Closing Date shall be the responsibility of the Buyer.

7.5. Third-Party Consents. Each of the Shareholders will, and will cause the Companies to, (i) cooperate with BWAY Parent and the Buyer with respect to all material filings that BWAY Parent and/or the Buyer elects to make or is required by Applicable Law to make in connection with the Agreement, and (ii) use their best efforts to obtain (and shall bear all costs in connection with obtaining) all material third party Consents required to be disclosed pursuant to Section 5.6.

7.6. Publicity. The parties agree that the Confidentiality Agreement shall remain in full force and effect. The parties further agree that no public announcement or disclosure of the proposed sale or of any of the terms and conditions set forth herein shall be made prior to the Closing, except to the extent (i) required by Applicable Law or

(ii) as is otherwise expressly agreed to by the Buyer and the Sellers’ Representative in writing, it being understood and agreed that this Agreement may be filed by BWAY Parent with the U.S. Securities and Exchange Commission on or after the date hereof on Form 8-K. The Buyer and the Sellers’ Representative have agreed upon the form of the initial press release to be issued by BWAY Parent relating to the transactions contemplated hereby. Except as required by Applicable Law, if the Closing does not occur for any reason, the parties agree not to publicly disclose the proposed terms and conditions set forth herein.

7.7. Consummation of the Transactions; Notice.

(a) Subject to the terms and conditions herein provided (including Section 7.5 hereof), each of BWAY Parent, the Buyer, the Companies and the Shareholders agree to use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with the other parties hereto in connection with the foregoing, including, without limitation, using its commercially reasonable efforts to (i) obtain all necessary consents, clearances, approvals and authorizations as are required to be obtained under Applicable Law, (ii) defend all lawsuits or other legal proceedings and contest and resist any action challenging this Agreement or the consummation of the transactions contemplated hereby, and (iii) cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, in connection with seeking any clearance or other approval under antitrust laws, no party shall be required (x) to take any action that would reasonably be expected to substantially impair the overall benefits expected, as of the date hereof, to be realized from the consummation of the transactions contemplated by this Agreement, or (y) to agree to any restriction on the conduct of its business, to make any material monetary expenditure, or to offer or to grant any material accommodation (financial or otherwise) to any third Person, including, without limitation, to offer for sale of any part of the assets or any of the other business or assets of any such party or the Affiliates to any Person.

(b) Each of the Companies, the Shareholders, BWAY Parent and the Buyer shall give prompt written notice to the other parties of (i) any of its representations or warranties contained in this Agreement becoming untrue or inaccurate in any respect (including receiving knowledge of any fact, event or circumstance which may cause any representation qualified as to knowledge to be or become untrue or inaccurate in any respect) or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or their respective rights and obligations or the conditions to their obligations under this Agreement.

7.8. Exclusivity. From the date of the execution of this Agreement to (i) the Closing or (ii) any termination of this Agreement in accordance with Article XII, each of the Companies and each of the Shareholders agrees that it will (and the Shareholders will cause the Companies to) deal exclusively with BWAY Parent and the Buyer in respect of the matters referred to in this Agreement and that it will not, and the Shareholders will not allow either of the Companies to, entertain, solicit, consider or otherwise encourage (including through providing access to any confidential information regarding the Business) any offer from (or any interest that may lead to an offer from) any other Person for, or enter into any agreement with any other person or entity with respect to, the direct or indirect sale, merger, consolidation, reorganization, acquisition, encumbrance, lease, transfer or conveyance of either of the Companies or the Business or any of the capital stock or assets of the Companies (other than as otherwise expressly permitted by this Agreement) and that it will terminate (and will cause either of the Companies to terminate) any pending negotiations or agreements with any third party with respect to any of the foregoing. The Shareholders shall notify BWAY Parent and the Buyer immediately if any such offer or inquiry is received or if any negotiations or discussions regarding the aforementioned matters are sought to be initiated, provided that the foregoing shall not restrict actions taken solely with respect to the Retained Business and/or Excluded Assets.

7.9. Financing.

(a) BWAY Parent and the Buyer shall promptly provide to the Sellers’ Representative copies of all material amendments, waivers or other modifications to the Commitment Papers (any such amendment, modification or waiver not to be made without the prior written consent of the Sellers’ Representative if the result of such amendment, modification or waiver would be to lower the aggregate principal amount of financing available under the Commitment Papers or to amend or modify any of the conditions to providing the financing contained in the Commitment Papers, the date on which the commitment to provide such financing will expire or terminate or the terms giving rise to a right for a party to terminate the Commitment Papers). BWAY Parent and the Buyer shall also promptly inform the Sellers’ Representative if, to the knowledge of the individuals listed on Schedule 6.7, any material adverse developments shall arise or occur on or prior to the Closing Date with respect to or in connection with the financing contemplated by the Commitment Papers. BWAY Parent and the Buyer shall use their commercially reasonable efforts to perform and comply with all obligations and conditions required by the Commitment Papers to be performed or satisfied by BWAY Parent and/or the Buyer or any of its Affiliates prior to, at and as of the Closing Date, it being understood and agreed that nothing contained herein shall require BWAY Parent and/or the Buyer to agree to any amendment, waiver or modification of the Commitment

Papers or to any material term that is not included in the Commitment Papers. The foregoing shall not prevent BWAY Parent and/or the Buyer from at any time seeking alternative financing in lieu of the financing contemplated by the Commitment Papers if it chooses to do so, provided that (i) neither BWAY Parent nor the Buyer shall be obligated to seek any such alternative financing and (ii) if BWAY Parent and/or the Buyer does choose to seek such alternative financing, it shall not enter into an arrangement that would impose additional conditions or otherwise include terms that would be expected to materially delay the Closing.

(b) The Companies and the Shareholders shall provide, and their respective Representatives to provide, all cooperation reasonably requested by BWAY Parent and/or the Buyer in connection with the arrangement of the financing contemplated by the Commitment Papers.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE BUYER’S OBLIGATION TO CLOSE

The obligation of the Buyer to consummate the transactions herein contemplated is subject to the satisfaction at or before the Closing of the following conditions:

8.1. Truth of Representations and Warranties. The representations and warranties of the Companies contained in or made pursuant to this Agreement and any schedule, instrument, certificate, agreement or document delivered pursuant to this Agreement shall have been true and correct in all material respects on the date hereof and shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties expressly had been made on and as of such date, except for representations and warranties expressly made only as of a specific date, which shall remain true and correct in all material respects as of such date and except that in each case any separate qualification therein as to materiality or Material Adverse Effect shall be disregarded; and the Buyer shall have received a certificate to the foregoing effect dated the Closing Date signed by each of the Companies.

8.2. Performance of Agreements. Each agreement, covenant or obligation of the Companies and the Shareholders to be performed at or before the Closing pursuant to the terms hereof or as contemplated herein shall have been duly performed, unless waived in writing by the Buyer, and the Buyer shall have received a certificate to this effect dated the Closing Date and signed by the Companies and the Shareholders.

8.3. Consents of Third Parties. The Shareholders shall have caused the Companies to obtain the Consents or waivers identified in Schedule 8.3.

8.4. No Legal Obstruction. No action, suit, proceeding, Litigation or investigation shall have been commenced by any Governmental Authority which questions the validity or legality of this Agreement or any action taken or to be taken in connection herewith or the consummation of the transactions contemplated hereby. No injunction or other order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated by this Agreement shall be in effect.

8.5. Financing. The Buyer shall have received the proceeds of the financing contemplated by the Commitment Papers on the terms and conditions set forth therein (or the proceeds of any alternate financing it may choose to pursue pursuant to Section 7.9).

8.6. Escrow Agreement. ICL and the Escrow Agent shall have executed and delivered the Escrow Agreement.

8.7. Employment Agreement. The New Employment Agreement shall be in full force and effect and the individual who is party thereto shall be available to commence services thereunder immediately following the Closing.

8.8. Ancillary Documents. None of Messrs. Morton Arshinoff, Fred Arshinoff or Stephen Arshinoff shall be in breach of the Transaction Agreement or any of the Guarantees, and such agreements shall be in full force and effect as of the Closing.

8.9. Excluded Real Properties. The leases in respect of all of the Excluded Real Properties (other than 2069-2079 Pigeon Street and 2128 Pigeon Street, Montreal, Quebec) shall have been executed and delivered by 80241 Canada Ltd. in the form of Exhibit B hereto (the “New Real Property Leases”). The Companies or one of their Affiliates shall have procured, and shall make available for registration on the Closing Date, releases and discharges of all encumbrances including any existing leases affecting title to any Real Property owned by any of them, other than Permitted Encumbrances.

8.10. Transition Services Agreement. The Companies shall have executed and delivered a Transition Services Agreement in the form attached hereto as Exhibit C (the “Transition Services Agreement”).

8.11. Pay-Off of Indebtedness. The Buyer shall have received documentation, in form and substance reasonably acceptable to the Buyer to the effect that any security interest in respect of any indebtedness under the Existing Loan Agreements and the Inter-Company Loan Agreements has been, or at the Closing will have been, released.

8.12. Termination of Affiliate Transactions. Unless otherwise expressly provided in this Agreement or as set forth on Schedule 8.12, ICL shall have terminated all Affiliate Transactions in respect of the Business and the Assets, in all cases without any additional executory obligations or other liability of ICL relating thereto, and the Buyer shall have received satisfactory evidence of all such terminations.

8.13. Instruments of Transfer. Instruments of conveyance and transfer, in form and substance reasonably satisfactory to counsel to the Buyer, effecting the sale, transfer, assignment and conveyance of the Assets and the Business to the Buyer, including, but not limited to, the following:

(a) assignments of the Material Contracts and any other agreements being assigned hereunder, together with any consents necessary to permit such assignments;

(b) motor vehicles for the rolling stock included in the Assets;

(c) assignments or bills of sale, as appropriate and in recordable form for all appropriate jurisdictions, for the Company Intellectual Property; and

(d) bills of sale for all other Assets.

8.14. Retail Sales Tax Act. ICL shall have delivered to the Buyer a certificate under Section 6 of the Retail Sales Tax Act (Ontario) or the corresponding provisions of any other applicable provincial legislation.

ARTICLE IX

CONDITIONS PRECEDENT TO ICL’S OBLIGATION TO CLOSE

The obligation of ICL to consummate the transactions herein contemplated is subject to the satisfaction at or before the Closing of the following conditions:

9.1. Truth of Representations and Warranties. The representations and warranties of BWAY Parent and the Buyer contained in or made pursuant to this Agreement and in any schedule, instrument, certificate, agreement or document delivered pursuant to this Agreement shall have been true and correct in all material respects on the date hereof and shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except for representations and warranties expressly made only as of a specific date, which shall remain true and correct in all material respects as of such date and except that in each case any separate qualification therein as to materiality shall be disregarded; and the Sellers’ Representative shall have received certificates to the foregoing effect dated the Closing Date signed by the Buyer and BWAY Parent.

9.2. Performance of Agreements. Each agreement, covenant or obligation of the Buyer and BWAY Parent to be performed at or before the Closing pursuant to the terms hereof or as contemplated herein shall have been duly performed, unless waived by the Sellers’ Representative, and the Sellers’ Representative shall have received certificates to this effect dated the Closing Date and signed by the Buyer and BWAY Parent.

9.3. No Legal Obstruction. No action, suit, proceeding, Litigation or investigation shall have been commenced by any Governmental Authority which questions the validity or legality of this Agreement or any action taken or to be taken in connection herewith or the consummation of the transactions contemplated hereby. No injunction or other order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated by this Agreement shall be in effect.

9.4. Ancillary Agreements. The Buyer and the Escrow Agent shall have executed and delivered the Escrow Agreement, and the Buyer shall have executed and delivered the New Employment Agreement and New Real Property Leases.

9.5. Instruments of Transfer. The Buyer shall have executed and delivered, as applicable, the instruments of transfer referred to in Section 8.13.

9.6. Payment of Price. The Buyer shall pay to ICL, simultaneously with the transfers occurring herein, the amounts referred to in Section 3.5.

ARTICLE X

FURTHER AGREEMENTS

10.1. Survival of Representations and Warranties. The representations and warranties of the parties shall survive the Closing for eighteen months, except that the representations and warranties made by the Companies under Sections 5.2, 5.7(a), 5.7(b), 5.12 and 5.20 shall survive and remain in effect until 90 days after the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof).

10.2. Expenses. Except as specifically provided for in this Agreement, each party shall bear its own expenses, costs and fees (including attorneys’, auditors’ and financing commitment fees) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the transactions contemplated hereby shall be consummated; provided that the Companies and the Shareholders shall bear any costs associated with obtaining the third party consents referred to in Section 5.6 other than motor vehicle registrations in respect of the rolling stock transferred to Buyer.

10.3. Post-Closing Confidentiality. The Companies and the Shareholders covenant and agree that at all times subsequent to the Closing, they will, and will cause their Affiliates to, maintain the confidentiality of non-public information regarding BWAY Parent, the Buyer, the Business or any of the Assets unless disclosure of such information is required by Applicable Law or is obtained by the Companies or the Shareholders in a non-confidential manner from a third party not under any confidentiality obligation to BWAY Parent or the Buyer.

10.4. Non-Competition. Each of the Companies and the Shareholders agrees that for a period of five years from and after the Closing Date, such party shall not, nor shall it permit any of its Affiliates to, directly or indirectly engage in any business, act as a consultant to, or acquire an interest in any Person, in each case which develops, manufactures, distributes, sells or markets at any time during such five-year period in competition with the Business, as conducted by BWAY Parent or the Buyer; provided, however, the Companies and their respective Affiliates may own or hold ownership interests in any class of securities of any publicly held corporation held in a passive investment portfolio, provided the percentage of any one company owned shall be less than five percent. Each of the Companies acknowledges the substantial benefits it is deriving from this Agreement and that the restrictions contained in this Section 10.4 are reasonable in scope and duration in light of such benefits.

10.5. Non-Solicitation. Each of the Companies agrees that for a period of three years from and after the Closing Date, such Company shall not, and shall not permit any of its respective Affiliates, to solicit any officer or other management level employee to leave the employment of BWAY Parent or the Buyer, in any way interfere with the relationship between any such Person and such entity or hire such Person, provided that, if such officer or management employee is not, and has not been, an employee of the Company, BWAY Parent or the Buyer for a period of six months, the Companies and their respective Affiliates may solicit the employment of and hire such officer or management employee. This Section 10.5 shall apply mutatis mutandis to BWAY Parent and its subsidiaries with respect to the pre-Closing Montreal Employees.

10.6. Releases. Effective on the Closing Date, except for post-Closing performance obligations pursuant to the terms of this Agreement, any Ancillary Agreement or any Affiliate Agreement which is not terminated pursuant to the terms hereof, each of the Companies and the Shareholders hereby irrevocably waives any claim to any Asset (including, without limitation, all Company Intellectual Property) and each such Person acknowledges that between itself and the Buyer, the Buyer shall have the sole right of ownership, possession and use of each such Asset.

10.7. Name Change. As soon as reasonably practicable after the Closing Date, ICL shall apply to the applicable Governmental Authority to change its name to eliminate “ICL” from its corporate name. Following the Closing, the only right of ICL of any of its Affiliates to use the names ICL or Industrial Container or any name incorporating such initials or name or abbreviation thereof will be as set forth in the Transition Services Agreement.

10.8. Treatment of Certain Excluded Liabilities. The Companies and the Shareholders agree that their obligations with respect to the Excluded Liabilities referred to in Section 2.4 include the obligation to undertake the defense of or otherwise settle or resolve each such matter. The Companies and the Shareholders shall have the right to defend, settle or otherwise resolve each such matter in any manner they deem appropriate, provided that (i) no such matter shall be settled or resolved in a manner that would increase the cost of the conduct of the Business after the Closing and (ii) no such matter shall be settled or resolved in a manner that provides for injunctive or other nonmonetary relief affecting BWAY Parent and/or the Buyer (unless BWAY Parent and/or the Buyer consents to such settlement or resolution in writing). The Companies shall provide periodic status reports to BWAY Parent and/or the Buyer regarding any matter referred to in this Section 10.8 that could affect BWAY Parent and/or the Buyer, the Business or the Assets following the Closing. The Buyer and its counsel shall have the right to consult with the Companies and their counsel from time to time regarding such matters and to review any documents prepared in connection therewith.

10.9. Taxes.

(a) Transfer Taxes, Post Closing Taxes. Except as provided in this Section 10.9, the Companies and Shareholders shall be liable for and pay all sales, use, transfer or similar Taxes that arise as a result of this Agreement or the consummation of the transactions contemplated hereby. Except as provided in this Section 10.9, the Buyer shall be liable for and pay all Taxes that arise as a result of the sale, rental, lease, storage, use, consumption or operation of the Assets by the Buyer after the Closing Date.

(b) Property Taxes. Real property, personal property and other ad valorem Taxes and assessments and other similar state or local Taxes, fees, charges and assessments in respect of property on the basis of the fiscal year in which the Closing occurs shall be prorated between the Buyer and the Companies as of the Closing Date. In respect of the Excluded Real Property, real property Taxes will be paid pursuant to the New Real Property Leases after Closing.

(c) Tax Assistance. After the Closing Date, the Buyer on the one hand and the Companies and the Shareholders on the other hand shall provide such assistance as the other party may from time to time reasonably request in connection with the preparation of Tax Returns required to be filed, any audit or other examination by any taxing authority, any judicial or administrative proceeding relating to liability for Taxes, or any claim for refund in respect of such Taxes or in connection with any litigation and proceedings or liabilities related to the Assets, including making available employees for interviews, litigation preparation and testimony and making available any books and records of the Companies in possession of the other and allowing copies to be made thereof. The requesting party shall reimburse the assisting party for the out-of-pocket costs incurred by the assisting party.

10.10. Goods and Services Tax Election. The Buyer and ICL shall, as soon as reasonably practical after the Closing, jointly execute an election under Section 167 of the Excise Tax Act (Canada) such that no Tax is payable under the Excise Tax Act (Canada) with respect to the sale of the Assets. The Buyer and ICL shall, as soon as reasonably practical after the Closing, jointly execute an election under Section 75 of the Quebec Sales Tax Act such that no Tax is payable under the Quebec Sales Tax Act with respect to the sale of the Assets. The Buyer shall file such elections with the applicable Taxing Authority in compliance with the requirements of Section 167 of the Excise Tax Act (Canada) and Section 75.1 of the Quebec Sales Tax Act.

10.11. Put and Call Rights.

(a) In the event that prior to the first anniversary of the Closing Date, BWAY Parent or any of its subsidiaries engages in the Specified Transaction, BWAY Parent shall promptly deliver notice of such event to the Sellers’ Representative (a “Transaction Notice”) and the Sellers’ Representative shall have the right, exercisable by notice to BWAY Parent within 10 days of the date of such Transaction Notice to require the Buyer to purchase within 15 days of such notice the Montreal Put Assets for CDN $2,500,000, provided that it shall be a condition to the parties’ obligation to consummate such purchase that (i) the Montreal Put Assets shall have been maintained and Retained Business shall have been conducted between the date hereof and the date of the Transaction Notice in the ordinary course, and not subject to a contract of sale executed prior to the date of the Transaction Notice and (ii) the Companies and BWAY Parent, each acting reasonably, shall have executed and delivered a purchase and sale purchase agreement containing representations, warranties, covenants and indemnities that are reasonable and customary for a transaction involving a purchase of assets such as the Montreal Put Assets (it being understood that such agreement shall expressly provide that the Buyer shall not as a result of such acquisition assume any liabilities and obligations of the Companies and shall be indemnified against any such liabilities and obligations). The consummation of a purchase of the Montreal Put Assets shall not alter the rights of obligations of the parties pursuant to this Agreement.

(b) If the Sellers’ Representative fails to exercise the put right described in Section 10.11 (a) and consummate such purchase, and provided that the conditions set forth in clauses (i) and (ii) of Section 10.11 (a) are satisfied, the Buyer shall have the right to require the Companies to sell the Montreal Put Assets to the Buyer on the terms described in Section 10.11 (a), such right to be elected by the Buyer, if at all, no later than 30 days after the date of the Transaction Notice.

ARTICLE XI

INDEMNIFICATION

11.1. Indemnification by the Companies; Escrow. From and after the Closing subject to the limitations set forth herein, the Companies, jointly and severally, covenant and agree to defend, indemnify and hold harmless, the Buyer and its Affiliates (including BWAY Parent) and the officers, directors, employees, agents, advisers and representatives, members and managers of each such Person (collectively, the “Buyer Indemnitees”) from and against, and pay or reimburse each such Person for, any and all claims, liabilities, obligations, losses, fines, costs, royalties, proceedings, or damages (whether absolute, accrued, conditional or otherwise, and whether or not resulting from third party claims), including out-of-pocket expenses and reasonable attorneys’ and accountants’ fees incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder (collectively, “Losses”), resulting from or arising out of or in connection with:

(a) any breach or inaccuracy of any representation or warranty of the Companies under this Agreement or in any certificate or document delivered in connection herewith (without taking into account any qualification as to materiality or Material Adverse Effect contained in such representation or warranty);

(b) any breach of any covenant or agreement made by the Companies or the Shareholders under this Agreement or in any certificate or document, delivered in connection herewith; or

(c) any Excluded Liability.

11.2. Indemnification by BWAY Parent and the Buyer. From and after the Closing, subject to the limitations set forth herein, BWAY Parent and the Buyer, jointly and severally, covenant and agree to defend, indemnify and hold harmless each of the Companies, their respective Affiliates, and the officers, directors, employees, agents, advisers, representatives, members and managers of each such Person (collectively, the “Company Indemnitees”), from and against, and pay or reimburse the Company Indemnitees for, any and all Losses resulting from or arising out of or in connection with:

(a) any breach or inaccuracy of any representation or warranty of BWAY Parent or the Buyer under this Agreement or in any certificate or document delivered in connection herewith (without taking into account any qualification as to materiality or material adverse effect contained in such representation or warranty);

(b) any breach of any covenant or agreement made by or on behalf of BWAY Parent or the Buyer under this Agreement or in any certificate or document delivered in connection herewith; or

(c) any Assumed Liability.

11.3. Limitation on Indemnity Obligation.

(a) Notwithstanding anything in this Article XI to the contrary, but subject to the final sentence of this Section 11.3(a), to the extent indemnification is sought under Section 11.1(a) or 11.2(a), the Companies or the Buyer, as the case may be, shall be required to provide indemnification only at such time as the aggregate amount of Losses arising under Section 11.1(a) or 11.2(a), as the case may be, exceeds CDN$1,000,000, in which event the Indemnifying Party (as the case may be) shall only indemnify for the amount of Losses in excess of such minimum amount of Losses. Notwithstanding anything in Section 11.1 or 11.2 to the contrary, but subject to the final sentence of this Section 11.3(a), the cumulative indemnification obligation of the Companies in respect of any and all claims arising under Section 11.1(a) and the cumulative indemnification obligation of the Buyer in respect of any and all claims arising under Section 11.2(a) shall not exceed CDN$18,775,000. The limitations on indemnification set forth in this Section 11.3(a) shall in no event apply to any claim in respect of Losses arising from or related to any breach of any representation or warranty in Sections 5.2, 5.7(a), 5.7(b), 5.12 or 5.20.

(b) Notwithstanding anything in this Article XI to the contrary, the Companies shall have no indemnification obligation in respect of any Specified Corrective Action.

(c) To the extent any Indemnified Party is seeking indemnification for Losses in respect of the breach of any representation or warranty, such Indemnified Party shall be entitled to indemnity only for those Losses as to which such Indemnified Party has given written notice thereof to the Indemnifying Party prior to the termination of the applicable survival period for such representation or warranty applicable to such Loss pursuant to Section 10.1. Such Indemnified Party may at its option give notice under this Article XI as soon as it has become aware of a potential claim in respect of any breach of such representation or warranty, regardless of whether any Losses have been suffered, so long as such Indemnified Party shall in good faith determine that such potential claim is not frivolous or that such Indemnified Party may be liable or otherwise incur Losses as a result of such claim or otherwise. Any written notice delivered by such Indemnified Party pursuant to this Section 11.3(c) shall set forth with reasonable specificity the basis of the claim for Losses and, if practicable, an estimate of the amount thereof.

(d) Notwithstanding anything in this Agreement to the contrary, the Buyer shall assume the exclusive control of the resolution of indemnification claims arising under Environmental Laws, including the Ontario Corrective Action. The Buyer shall have exclusive control over all investigation, remediation and corrective action activities and all contacts with Governmental Authorities. The Buyer shall provide the Companies with copies of all material environmental studies that the Buyer submits to Governmental Authorities and copies of all correspondence received from Governmental Authorities overseeing any investigation, remediation or corrective actions, including the Ontario Corrective Action. The Buyer shall act in good faith with respect to any investigation, remediation or corrective action that it conducts. The Buyer shall conduct all such activities in accordance with Environmental Law (and the standards contained therein) and to the satisfaction of any Governmental Authority overseeing such activities.

11.4. Third-Party Claims. In the case of any claim (a “Claim”) asserted by a third party (including, for the avoidance of doubt, any Governmental Authority) against a party entitled to indemnification under this Agreement (the “Indemnified Party”), notice shall be given by the Indemnified Party to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any claim or any Litigation resulting therefrom, provided that (i) the counsel for the Indemnifying Party who shall conduct the defense of such claim or Litigation shall be reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may participate in such defense at such Indemnified Party’s expense, (iii) the failure by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such omission results in a failure of actual notice to the Indemnifying Party and such Indemnifying Party is materially damaged or prejudiced as a result of such failure to give notice and (iv) the Indemnifying Party shall not have the right to assume the defense of any Claim in the event (A) such Claim is primarily for injunctive relief or criminal penalty of the Indemnified Party, or (B) the Indemnified Party in good faith determines that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party would reasonably be expected to affect adversely in any material respect the Indemnified Party’s Tax liability or the ability of the Buyer to conduct the Business, taken as a whole, as conducted at such time, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any Litigation relating thereto, in which case the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or Litigation relating to any such claim at the sole cost of the Indemnifying Party, provided that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or Litigation without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed. Except with the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed, no

Indemnifying Party, in the defense of any claim or Litigation, shall consent to entry of any judgment or order, interim or otherwise, or enter into any settlement that (i) would lead to liability or create any financial or other obligation on the part of the Indemnified Party, (ii) does not contain, as an unconditional term thereof, the release of the Indemnified Party from all liability in respect of such Claim or such Claim is not dismissed against the Indemnified Party with prejudice and without the imposition of any financial or other obligation on the Indemnified Party or (iii) admits the liability or fault of the Indemnified Party. In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or demand and shall be entitled to settle or agree to pay in full such claim or demand. Notwithstanding the foregoing, the Indemnifying Party shall still provide indemnification to the Indemnified Party. In any event, the Indemnifying Party and the Indemnified Party shall cooperate in the defense of any claim or litigation subject to this Section 11.4 and the records of each shall be available to the other with respect to such defense.

11.5. Exclusivity of Remedies. Indemnification pursuant to the provisions of this Article XI and Section 10.9 shall be the exclusive remedy of the parties from and after the Closing for any misrepresentation or breach of warranty hereunder. The only claim for monetary relief which may be asserted by any party with respect to any matter which is the subject of the preceding sentence, other than a claim of fraud or intentional misrepresentation, shall be a contract action to enforce, or to recover damages for the breach of, this Agreement.

11.6. Calculation of Losses.

(a) Purchase Price Adjustments. The Buyer shall not be entitled to indemnification from the Companies or the Shareholders for any Losses to the extent that such Losses have been reflected in any adjustment to the Purchase Price pursuant to Article IV.

(b) Insurance. The amount of any Losses subject to indemnification hereunder shall be calculated net of any insurance actually received from third party insurance carriers by the Buyer with respect to such Losses (it being understood and agreed that the Buyer shall pursue any such available insurance coverage to the extent it is commercially reasonable to do so), but adjusted for any increase in insurance premiums as a result of making an insurance claim for such Losses. In the event the Companies, the Shareholders or any Person acting on behalf of the Companies or the Shareholders makes any payment hereunder with respect to any Losses, the Buyer shall assign to such payor (without recourse to the Buyer) its rights, if any, against any third party insurance carrier providing coverage with respect to such Losses, provided that the Companies and the Shareholders agree to indemnify the Buyer for any increase in insurance premiums as a result of such party pursuing such rights against such insurance carrier.

11.7. Tax Treatment. All indemnification payments pursuant to Section 11.1 or 11.2 shall be deemed to be adjustments to the Purchase Price, except to the extent not permitted by applicable law.

ARTICLE XII

TERMINATION

12.1. Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) By mutual consent of the Buyer and the Companies;

(b) By either the Buyer or the Companies if the Closing shall not have occurred on or before July 31, 2006 (the “Outside Date”) or prior to such date if any condition to such party’s obligation to consummate the transactions contemplated hereby (as set forth in Article VIII or Article IX) shall have become incapable of being satisfied; provided, however, that the right to terminate this Agreement shall not be available to any party whose breach of any term of this Agreement has been a cause of, or resulted in, the failure of the Closing to have occurred on or before the aforesaid date;

(c) By the Buyer, if the Companies or the Shareholders shall have materially breached any of their respective covenants herein or if the Companies shall have made a material misrepresentation herein in each case where such breach or misrepresentation is incapable of being cured in a timely manner;

(d) By the Companies, if the Buyer shall have materially breached any of its covenants herein or if the Buyer shall have made a material misrepresentation herein in each case where such breach or misrepresentation is incapable of being cured in a timely manner; or

(e) By either the Buyer or the Companies, if any court of competent jurisdiction or other governmental agency of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, and such order, decree, ruling or other action shall have become final and non-appealable.

12.2. Procedure and Effect of Termination. In the event of termination by the Buyer or the Companies pursuant to Section 12.1, notice thereof shall promptly be given to the Companies and the Shareholders or the Buyer, as the case may be, and this Agreement shall terminate, without further action by any of the parties hereto. If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation to any other party to this Agreement except that any termination shall be without prejudice to the rights of either party hereto arising out of a breach by the other party of any term of agreement contained in this Agreement, and except that the provisions of Sections 7.6, 10.2, 12.2, and Article XIII shall survive such termination.

ARTICLE XIII

MISCELLANEOUS

13.1. Notices. Any notice or other communication required or permitted to be given under this Agreement shall be in writing (including facsimile or similar transmission) and mailed (by certified mail, return receipt requested, postage prepaid), sent or delivered (including by way of overnight courier service):

(a)	If to any of the Shareholders, either of the Companies or to the Sellers’ Representative, addressed to:

Fred J. Arshinoff

6875 Banting Road

Montreal, Quebec

H4W 1G2

Phone: (514) 487-3628

Morton Arshinoff

359 Lonsdale Road

Toronto, Ontario

M5P 1R3

Phone: (416) 484-0062

and

Stephen Arshinoff

167 Lord Seaton Road

Willowdale, Ontario

M2P 1K8

Phone: (416) 733-9951

with a copy (which shall not constitute notice) to:

Fasken Martineau DuMoulin LLP

800 Place Victoria, Suite 3400

Montreal, Quebec

H4Z 1E9

Attention: Lawrence P. Yelin

Phone: (514) 397-7453

Fax: (514) 397-7600

(b)	If to the Buyer or BWAY Parent, addressed to:

BWAY Corporation

8607 Roberts Drive, Suite 250

Atlanta, Georgia 30350-2230

Attention: Kevin C. Kern

Phone: (770) 645-4800

Fax: (770) 587-0186

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention: Kevin M. Schmidt

Phone: (212) 909-6178

Fax: (212) 909-6836

or to such other address(es) as the Shareholders, the Companies or the Sellers’ Representative or the Buyer shall give notice to the other by like means. All such notices, demands, and communications, if mailed, shall be effective upon the earlier of (i) actual receipt by the addressee, (ii) the date shown on the return receipt of such mailing, or (iii) three days after deposit in the mail. All such notices, demands, and communications, if not mailed, shall be effective upon the earlier of (i) actual receipt by the addressee, (ii) with respect to facsimile and similar electronic transmission, the earlier of (A) the time that electronic confirmation of a successful transmission is received, or (B) the date of transmission, if a confirming copy of the transmission is also mailed as described above on the date of transmission, and (iii) with respect to delivery by overnight courier service, the day after deposit with the courier service, if delivery on such day by such courier is confirmed with the courier or the recipient orally or in writing.

13.2. Sellers’ Representative. Each of the Shareholders and the Companies hereby appoints Fasken Martineau DuMoulin (Lawrence Yelin) as its representative (the

“Sellers’ Representative”), authorized to act on its behalf for all purposes of the transactions contemplated by this Agreement, and agrees that at all times after the date hereof, the Buyer shall be entitled to deal exclusively with the Sellers’ Representative with respect to all matters that are the subject of this Agreement, including the delivery of certificates and other documents on behalf of any Shareholder or Company, the payment of amounts due to the Shareholders or Companies hereunder, and the delivery of notices regarding indemnification. All rights of Shareholders and the Companies, including rights to indemnification, shall be exercisable exclusively by the Sellers’ Representative. Each Company and each Shareholder shall be liable jointly and severally for any breach of this Agreement by the Sellers’ Representative. If Fasken Martineau DuMoulin (Lawrence Yelin) should resign, die or otherwise become unable to serve as the Sellers’ Representative, the Shareholders and the Companies shall be obligated, within 10 days following any such event, to elect, by plurality vote, another Sellers’ Representative and to deliver notice of such election to the Buyer. The Buyer and their Affiliates shall have no liability to any Shareholder or any Company for any acts or omissions of the Sellers’ Representative, or any acts or omissions taken or not taken by the Buyer at the direction of the Sellers’ Representative. Upon any payment to the Sellers’ Representative in accordance with this Agreement, the Buyer shall be deemed to have fully satisfied any and all obligations to any Shareholder or any Company with respect to the amount of such payment.

13.3. Joint and Several Obligations. Each Company and each Shareholder hereby agrees that any obligation by any one of them hereunder shall be deemed a joint and several obligation of all of them and each hereby agrees to be liable for any failure in the prompt performance of all obligations hereunder of each other Company and Shareholder.

13.4. Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives.

13.5. No Third Party Beneficiaries. Except as provided in Article XI with respect to the indemnification of the Buyer Indemnitees and the Company Indemnitees hereunder and except as provided in Section 10.9, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

13.6. Governing Law; Choice of Jurisdiction. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the Province of Ontario, without giving effect to the conflict of laws rules thereof. Each party to this agreement hereby (i) irrevocably and unconditionally consents and submits, for itself or himself and its or his property, to the non-exclusive jurisdiction of the federal courts of the Province of Ontario, (ii) waives any objection which it may now or hereafter have to the laying of venue of any suit, action, or proceeding arising out of or relating to this Agreement in the aforementioned courts, and (iii) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided for by law.

13.7. Injunctive Relief. The parties recognize that the provisions of Sections 7.6, 10.3, 10.4 and 10.5 are vitally important to the continuing welfare of the party or parties in favor of whom such sections operate and that money damages would constitute an inadequate remedy for any violation of any such section. Therefore, the Buyer, on the one hand, and Companies and the Shareholders, on the other hand, shall be entitled, in addition to any remedy available at law, including, without limitation, a suit for money damages, to instead obtain specific performance of the terms of any such section or an injunction against the breach of any such section. In any action to enforce specifically the performance of any such section or to enjoin its breach, the party against whom such action is brought shall waive the defense that there is an adequate remedy at law or equity and agrees that aggrieved party shall have the right to obtain specific performance or an injunction without being required to prove that actual damages would not be an adequate remedy, post bond or furnish other security.

13.8. Assignment.

(a) The Buyer may assign its respective rights or obligations under this Agreement to any direct or indirect subsidiary of BWAY Parent, provided that BWAY Parent will remain liable for the obligations of such subsidiary hereunder.

(b) Except as provided in Section 13.8, this Agreement and all obligations hereunder shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other parties hereto, and any purported assignment or other transfer without such consent shall be void and unenforceable.

(c) The Buyer and BWAY Parent may without the consent of the other parties hereto assign all of their rights hereunder to their lenders and debt providers for collateral security purposes.

13.9. Amendment; Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. Except as provided in Section 11.6, the rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement or failure to fulfill any condition shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach. The representations and warranties of the Companies on the one hand, and the Buyer, on the other hand, that are contained in this Agreement (as brought down on the Closing Date) shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Buyer or the Companies, as the case may be, (including but not limited to by any of their advisors, consultants or representatives) or by reason of the fact that the Buyer or the Companies, as the case may be, or any of their respective advisors, consultants or representatives knew or should have known that any such representation or warranty is or might be inaccurate.

13.10. Notices; Further Assurances.

(a) Promptly following the Closing, the Companies will, at the expense of Companies and the Shareholders, put the Buyer into full physical possession and enjoyment of all Assets. With respect to any Assets that are held by Persons other than the Companies in the ordinary course of business, the Companies shall immediately following the Closing deliver notice to the holders of such Assets (with copies to the Buyer), informing such holders that all right, title and interest of the Companies in such Assets have been transferred to the Buyer and that such Assets are to be held for the Buyer’s exclusive benefit.

(b) In addition to Section 13.8(a), from time to time after the Closing Date, upon the request of the Buyer, the Companies and the Shareholders will, at the expense of the Companies and the Shareholders, execute and deliver such instruments and documents as the Buyer reasonably may request in order to sell, convey, transfer and assign to the Buyer, or to perfect the Buyer’s interest in or title to, or to enable the Buyer to use, any of the Assets or the Business or otherwise to carry out the purposes and intent of this Agreement. Without limiting the generality of the foregoing, the Companies and the Shareholders will promptly deliver to the Buyer the full amount of all proceeds received by any Company or any Shareholder with respect to any letter of credit that secures an obligation arising after the Closing Date. Similarly, from time to time after the Closing Date, upon the request of the Companies, the Buyer (i) will reimburse the Companies in respect of any letter of credit on which a Company is an account party and that is presented for payment by a vendor in respect of the purchase of any Inventory of the Business that was received by the Buyer after the Closing (and was not included in the Tangible Assets purchased at the Closing), and (ii) will, at the expense of the Buyer, execute and deliver such instruments and documents as the Companies reasonably may request in order to evidence the Buyer’s obligations with respect to the Assumed Liabilities or otherwise to carry out the purposes and intent of this Agreement.

13.11. Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

13.12. Headings. The headings contained in this Agreement or on any exhibit or schedule hereto are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

13.13. Entire Agreement. The Disclosure Letters hereto and the other documents delivered pursuant to or as contemplated by this Agreement are hereby incorporated in and form an integral part of this Agreement. For the avoidance of doubt and notwithstanding anything to the contrary, nothing in the Disclosure Letters shall be deemed to modify or alter the scope of the Assumed Liabilities or the Excluded Liabilities pursuant to this Agreement. Except for the Confidentiality Agreement, which will expire in accordance with its terms, all understandings, covenants and agreements between the parties are merged into this Agreement, which fully and completely expresses their agreement and supersedes any such prior understandings, covenants and agreements relating to the subject matter hereof, including the letter agreement among BWAY Parent and the Shareholders, dated January 12, 2006 (as amended through the date hereof).

13.14. Counterparts. This Agreement may be executed in several counterparts, all of which taken together shall constitute one instrument. A signature of a party delivered by telecopy or other electronic communication shall constitute an original signature of such party.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

3146598 NOVA SCOTIA COMPANY

By:	/s/ Kevin C. Kern
Name:	Kevin C. Kern
Title:	Vice President and Treasurer

BWAY CORPORATION

By:	/s/ Kevin C. Kern
Name:	Kevin C. Kern
Title:	Vice President of Administration and Chief Financial Officer

6045995 CANADA, INC.

By:	/s/ Morton Arshinoff
Name:	Morton Arshinoff
Title:	President

By:	/s/ Fred J. Arshinoff
Name:	Fred J. Arshinoff
Title:	Secretary and Treasurer

4095138 CANADA, INC.

By:	/s/ Morton Arshinoff
Name:	Morton Arshinoff
Title:	President

By:	/s/ Fred J. Arshinoff
Name:	Fred J. Arshinoff
Title:	Vice President

INDUSTRIAL CONTAINERS LTD.

By:	/s/ Morton Arshinoff
Name:	Morton Arshinoff
Title:	President

By:	/s/ Fred J. Arshinoff
Name:	Fred J. Arshinoff
Title:	Vice President

ARSHINOFF & CO. LTD.

By:	/s/ Fred J. Arshinoff
Name:	Fred J. Arshinoff
Title:	President

By:	/s/ Morton Arshinoff
Name:	Morton Arshinoff
Title:	Vice President